Exhibit 10.1

AGREEMENT OF LEASE

BETWEEN

240 PRINCETON TCI ASSOCIATES, LLC,
AS LANDLORD

AND

VOXWARE INC.,
AS TENANT

i

ii

AGREEMENT OF LEASE

     THIS AGREEMENT OF LEASE made this 3rd day of December 2007 by and between 240 Princeton TCI Associates, LLC, a New Jersey limited liability company (hereinafter called “Landlord”), and Voxware Inc., a Delaware corporation (hereinafter called “Tenant”).

1. FUNDAMENTAL LEASE PROVISIONS.

     (a) “Building”: shall mean the building located at 300 American Metro Boulevard, Hamilton, New Jersey 08619, and commonly known as “American Metro Center.”

     (b) “Building RSF”: shall mean the rentable square footage of the Building, which is deemed to be 459,488 rentable square feet, as the same may be adjusted from time to time.

     (c) “Property”: shall mean the Building and the parcel(s) of land on which the Building is located, together with all improvements thereon.

     (d) “Demised Premises” or “Premises”: shall mean the area identified on the plan attached hereto as Exhibit “A”. The Demised Premises are located on the first (1st) floor of the Building and are designated as Suite

     (e) “Tenant’s RSF”: shall mean the rentable square footage of the Demised Premises, which is mutually agreed by Landlord and Tenant to be the stipulated amount of 9,473 rentable square feet.

     (f) “Annual Base Rent”:

Period (measured from the	Annual Base	Monthly Installment	Base Rent/R.S.F
Commencement Date)	Rent (Includes
	Cleaning)
Months 1 through 12	$222,615.50	$18,551.29	$23.50
Months 13 through 24	$227,352.00	$18,946.00	$24.00
Months 25 through 36	$232,088.50	$19,340.70	$24.50
Months 37 through 48	$236,825.00	$19,735.41	$25.00
Months 49 through the expiration	$241,561.50	$20,130.12	$25.50

     (g) “Tenant’s Share”: 2.06%, which is the Tenant’s RSF divided by the Building RSF, as the same may be adjusted from time to time.

     (h) “Expense Stop”: Operating Expenses for the Base Operating Year.

     (i) “Term”: Five (5) years commencing on the Commencement Date and ending on the date (the “Expiration Date”) which is (i) the day immediately preceding the fifth (5th) anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the fifth (5th) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month.

     (j) “Commencement Date”: shall mean the earlier of (i) the date Tenant commences occupancy with Tenant’s employees of all or any portion of the Demised Premises, and (ii) the Delivery Date (as hereinafter defined). In no event shall the Commencement Date be earlier than the Effective Date (as hereinafter defined). Upon the request of either party, following the determination of the Commencement Date, Landlord and Tenant shall enter into a mutually acceptable Commencement Date Agreement confirming the Commencement Date. Provided the Effective Date shall then have occurred, Tenant and Tenant’s contractors approved by Landlord (such approval not to be unreasonably withheld) shall, subject Landlord’s reasonable approval, be permitted access to the Premises, upon reasonable prior notice to Landlord and subject to Landlord’s scheduling requirements to avoid interruption of or interference with the Initial Tenant Improvements (as hereinafter defined), during the approximately thirty (30) day period prior to the Commencement Date, solely for the purpose of allowing Tenant to install furniture, equipment and cabling and wiring for its equipment and telephones. Such early access shall be at Tenant’s sole risk. Such early access shall be granted upon the condition that Tenant’s employees, contractors, agents or servants shall not interfere with Landlord’s performance of the Initial Tenant Improvements. Tenant’s access to and use of the Premises pursuant to the terms of this paragraph shall be expressly subject to all terms, provisions and conditions of this Lease, including, without limitation, the insurance requirements of this Lease (except the provisions for payment of Rent). Landlord shall not be liable in any way for any injury, loss or damage occurring as a result of Tenant’s early access to the Premises. Landlord shall have the right to impose such additional reasonable conditions on Tenant’s early access to the Premises as Landlord, in its sole discretion, reasonably deems appropriate; provided, however, that Landlord shall not require Tenant to post an additional security deposit therefor.

     (k) “Delivery Date”: shall mean the date on which the work to be performed by Landlord constituting the Initial Tenant Improvements are “Substantially Completed” pursuant to the terms of Section 3 below. Notwithstanding the foregoing, in the event that the Delivery Date is delayed due to a Tenant Delay (as hereinafter defined) then the Delivery Date shall be deemed to occur on the Estimated Delivery Date, subject to extension for delays other than those caused in whole or in part by Tenant.

     (l) “Estimated Delivery Date”: six (6) months from the date this Lease has been executed and delivered by both Landlord and Tenant.

     (m) “Construction Information Submission Date”: ten (10) business days from the date this Lease has been executed and delivered by both Landlord and Tenant.

     (n) INTENTIONALLY DELETED

     (o) INTENTIONALLY DELETED

     (p) “Notice Addresses”:

Landlord:	240 Princeton TCI Associates, LLC

c/o Meritage Properties LLC
2 Overhill Road
Scarsdale, NY 10583

With a copy to:

Windels Marx Lane & Mittendorf, LLP
156 West 56th Street
New York, NY 10019
Attn.: Mitchell A. Gilbert, Esq.

Tenant:	Prior to the Commencement Date:

Voxware Inc.
168 Franklin Corner Road
Building 1, Suite 3
Lawrenceville, NJ 08648

After the Commencement Date:

At the Demised Premises

With a copy to:

Stuart Dember, Esq.
Saul Ewing
750 College Road East, Suite 100
Princeton, NJ 08540-6617

     (q) “Rent Payment Address” / “Property Manager”:

240 Princeton TCI Associates, LLC
P.O. Box 822394
Philadelphia, PA 19182-2394

     (r) “Security Deposit”: $60,390.36

     (s) “Permitted Use”: General Office Use

     (t) “Broker”:

“Landlord’s Broker”: Linque Management Company, Inc.
“Tenant’s Broker”: Bill Barish for Commercial Property Network

     (u) “Default”: shall mean a default hereunder beyond the written notice and grace period, if applicable, stated herein.

     (v) “Effective Date”: shall mean the date that is the earlier of (i) the date Tenant’s application for a Business Employment Incentive Program grant from the New Jersey Economic Development Authority has been given final approval, or (ii) January 16, 2008, in the event Tenant fails to deliver, in a timely manner, the termination notice set forth in Article 44 of this Lease.

2. DEMISED PREMISES/COMMON AREAS. Landlord, for the Term, and subject to the provisions and conditions hereof, leases to Tenant and Tenant accepts from Landlord, the Demised Premises. Tenant shall use the Premises for the Permitted Use and for no other purpose. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Demised Premises for any of the Prohibited Uses set forth on Exhibit “F” or any part thereof, other than for the Permitted Use. Tenant shall further have the non-exclusive right, in common with the other tenants and occupants of the Building and with others who have been granted such rights by Landlord, to use the “Common Areas” of the Building. As used herein, “Common Areas” shall mean any areas or facilities designated by Landlord from time to time for the general use of all tenants in the Building, including any nonreserved parking areas, driveways, sidewalks, hallways, restrooms, and other similar public areas and access ways of the Building to the extent designated as “Common Areas” by Landlord.

3. INITIAL TENANT IMPROVEMENTS.

     (a) Landlord shall construct, or cause to be constructed, in a good and workmanlike manner, certain improvements to the Demised Premises as provided for in the Tenant’s Plans (as hereinafter defined). The work described in the Tenant’s Plans is hereinafter referred to as the “Initial Tenant Improvements”.

     (b) Landlord and Tenant have attached hereto the initial plans (the “Initial Plans”) for the Initial Tenant Improvements, consisting of the space plan attached hereto as Exhibit “B” (the “Space Plan”) and the construction standards attached hereto as Exhibit “B-1” (the “Construction Standards”). Tenant shall provide to Landlord any reasonable information required by Landlord for preparation of the Construction Drawings (as hereinafter defined), including, without limitation, Tenant’s finish selections, mechanical loads, electrical loads and locations, furniture plans and special lighting and use requirements, if any (collectively, the “Construction Information”) on or before the Construction Information Submission Date. In the event additional or supplemental Construction Information is required by Landlord, Tenant shall, within five (5) days after Landlord's request therefor, provide to Landlord such Construction Information. Landlord, no later than thirty (30) days after the Construction Information Date, shall prepare and deliver to Tenant for Tenant’s approval, a complete and coordinated set of working, finished and detailed construction and engineering drawings and specifications for the Initial Tenant Improvements (the "Construction Drawings"), which shall (i) be prepared in conformity with the Initial Plans, (ii) comply with all legal requirements and Building and Construction Standards, and (iii) be sealed by a licensed architect and suitable for the issuance of any required building permit. If Tenant does not provide Landlord with a written response within five (5) business days of Landlord’s delivery of the Construction Drawings to Tenant, the Construction Drawings shall be deemed approved by Tenant.

In the event Tenant does not approve of the Construction Drawings, then within five (5) business days after Landlord’s delivery of the Construction Drawings to Tenant (the “Approval Period”), Tenant shall provide good faith detailed written reasons for such disapproval (the “Detail Notice”); provided, that Tenant shall use commercially reasonable good faith efforts to provide the Detail Notice as soon as possible after the commencement of the Approval Period, but in no event later than the expiration of the Approval Period. Within an additional ten (10) days after the receipt of the Detail Notice, Landlord shall resubmit the Construction Drawings to Tenant, and the process shall be repeated until the Construction Drawings have been approved, or deemed approved, by Tenant; except Tenant shall not comment on any portion of the Construction Drawings which previously were not timely disapproved in the manner set forth above. Landlord or Landlord's agent, at no additional charge to Tenant, shall act as construction manager with respect to the Initial Tenant Improvements. Landlord shall apply to the appropriate governmental authorities for any building permit(s) that shall be required in connection with Landlord's performance of the Initial Tenant Improvements. Landlord shall diligently prosecute the Initial Tenant Improvements to completion, using building standard materials and finishes as set forth in Exhibit B-1. Landlord shall perform the Initial Tenant Improvements in accordance with the Tenant’s Plans, in compliance with all legal requirements, and otherwise in a good and workmanlike manner. Landlord reserves the right however, (i) to make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any substantial change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Tenant’s Plans). Landlord shall arrange for any inspections, and shall, at its sole cost and expense, apply for and obtain any temporary or final Certificate of Occupancy, required by any governmental authority.

     (c) The Initial Plans and the Construction Drawings, as finally approved by all applicable governmental authorities, are hereinafter collectively referred to as the “Tenant’s Plans”. Notwithstanding anything to the contrary contained herein, if the final Construction Drawings, as finally approved by all applicable governmental authorities, contain any work which was not included in, is different than or otherwise exceeds the requirements of, the Initial Plans, then the same shall constitute a change order requested by Tenant (a “Tenant Change Order”) and Tenant shall pay any increase in the cost attributable to or resulting from such Tenant Change Order (including, without limitation, additional Architect’s fees and additional costs of constructing the Initial Tenant Improvements, as well as Landlord’s additional administrative costs and engineering review fees). Any delay in the date of Substantial Completion (as hereinafter defined) by reason of any such Tenant Change Order shall constitute a Tenant Delay as hereinafter defined. Without limiting the foregoing, and unless otherwise specifically agreed by Landlord and Tenant or otherwise specifically detailed in the Initial Plans approved by Landlord, all materials, finishes, quality levels, quantities and the like applicable to the Initial Tenant Improvements as depicted in the Initial Plans shall be consistent with the “building standard” items generally provided by Landlord for comparable tenancies in the Building.

     (d) Tenant Change Orders shall not be permitted without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord so long as the Tenant Change Order does not delay Substantial Completion or materially increase the cost of the Initial Tenant Improvements. If Landlord approves any Tenant Change Order then, notwithstanding anything to the contrary contained herein, Tenant shall pay any increase in the cost of constructing the Initial Tenant Improvements resulting from such Tenant Change Order within ten (10) days after receipt of Landlord’s invoice therefor. As a condition to Landlord’s approval of any Tenant Change Order, Landlord may require that, prior to Landlord’s commencement of any work related to such Tenant Change Order, Tenant shall pay to Landlord fifty percent (50%) of the amount estimated by Landlord to become due to Landlord with respect to such Tenant Change Order and the remaining fifty percent (50%) when the work under the Tenant Change Order has been substantially completed and ready for Tenant’s use and occupancy.

     (e) Upon Substantial Completion of the Initial Tenant Improvements, Landlord shall notify Tenant and Tenant shall inspect the Demised Premises with Landlord within three (3) business days after Tenant’s receipt of Landlord’s notice. Within two (2) business days of completion of the inspection, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of, this Lease, excepting, however: (i) required work not actually completed by Landlord and which is identified at the time of the inspection on a list prepared by the construction representatives of Landlord and Tenant (“Punchlist Items”), or (ii) to latent defects in such work which could not reasonably have been discovered at the time of the inspection provided that Tenant notifies Landlord in writing of such defects within one (1) year after the Commencement Date. Landlord shall substantially complete the Punchlist Items within sixty (60) days of the inspection, except for any Long Lead Items as set forth herein.

     (f) Landlord’s work in constructing the Initial Tenant Improvements shall be deemed to be “Substantially Completed”, and “Substantial Completion” shall mean, when: (i) the work to be performed by Landlord shown on the Tenant’s Plans has been completed except for minor or insubstantial details of construction, mechanical adjustments, or finishing touches like plastering or painting, which items shall not materially and adversely affect Tenant’s conduct of its ordinary business activities in the Demised Premises, and (ii) the issuance of a temporary or final Certificate of Occupancy by the municipality so that Tenant may lawfully occupy the Demised Premises for its ordinary business activities (except to the extent that such lawful occupancy is conditioned on remaining installations, work or improvements to be performed by Tenant). Notwithstanding the foregoing, in the event that Substantial Completion of the Initial Tenant Improvements is delayed, in whole or in part, by acts or omissions of Tenant, and which delay is not within the control of Landlord (a “Tenant Delay”), including, without limitation, for the reasons set forth in subparagraphs (i) through (iv) below, then Tenant’s obligation to pay Rent hereunder shall not be affected or deferred on account of such delay and, for purposes of establishing the Delivery Date hereunder, the “Delivery Date” shall be deemed to occur on the Estimated Delivery Date (or such later date as may result from delays in Substantial Completion that are not attributable to Tenant Delay, subject to the limitations set forth in Section 4(a) below):

          (i) Tenant’s failure to: (1) deliver Tenant’s Construction Information on or before the Construction Information Submission Date; (2) deliver Tenant’s additional or supplemental Construction Information, if any, within the period set forth in Section 3(b) above; (3) promptly make changes in the Construction Drawings reasonably required by Landlord or any applicable governmental authority in connection with the approval thereof; or

          (ii) Tenant Change Order(s); or

          (iii) delays, not caused by Landlord, in furnishing special items which are not readily available (“Long Lead Items”) or procuring specialized labor required for installation of Long Lead Items, provided that Tenant shall be notified of Landlord’s good faith estimate of the anticipated delay promptly after discovery thereof by Landlord, and shall be given an opportunity to specify alternative materials or requirements which are readily available; or

          (iv) the performance of any work or activity in the Demised Premises or Building by Tenant or any of its employees, agents or contractors (including, without limitation, the installation of Tenant’s furniture, cabling or equipment). Without limiting the foregoing, Tenant specifically acknowledges that the municipality’s issuance of a final certificate of occupancy (or similar certificate) may be conditioned upon Tenant’s installation of its furniture, cabling or equipment or the completion of any other work or activity in the Demised Premises by Tenant or any of its employees, agents or contractors. In such event, if the municipal authority will not issue a final certificate of occupancy (or similar certificate) or schedule an inspection of the Demised Premises due to Tenant’s failure to install such furniture, cabling or equipment or failure to complete such other work or activity, then the same shall constitute a Tenant Delay hereunder.

     (g) Tenant acknowledges that the Estimated Delivery Date (which shall be an estimate and not a guarantee by Landlord) is conditioned upon all applicable governmental authorities approving the Construction Drawings within sixty days of the date of this Lease.

4. DELAY IN POSSESSION.

     (a) Landlord currently anticipates that the Delivery Date will occur on or about the Estimated Delivery Date. If the Delivery Date has not occurred by the Estimated Delivery Date because any repairs or improvements to the Demised Premises are not completed, Landlord shall not be subject to any liability to Tenant (except to the extent set forth herein). Under such circumstances (but subject to the provisions herein relating to Tenant Delay, the Rent reserved and covenanted to be paid herein shall not commence until the Commencement Date, and no such failure to deliver possession shall in any other respect affect the validity of this Lease. Notwithstanding the foregoing, in the event that the Commencement Date does not occur by the date which is forty five (45) days after the Estimated Delivery Date (other than on account of a Force Majeure, not to exceed six (6) months, or on account of a Tenant Delay), Tenant shall be entitled, as its sole and exclusive remedy, to a rent credit equal to one day’s Base Rent (net of Operating Expenses) for each day that the Commencement Date is delayed beyond such forty five (45) day period after the Estimated Delivery Date.

     (b) In the event that the Commencement Date has not occurred by the date which is one hundred eighty (180) days after the Estimated Delivery Date (other than on account of a Tenant Delay or on account of a Force Majeure, not to exceed six (6) months), then Tenant shall thereafter have the right to terminate this Lease by delivering fifteen (15) days’ written notice thereof to Landlord at any time prior to the Commencement Date; provided, however, that if the Commencement Date shall occur within fifteen (15) days after Landlord’s receipt of Tenant’s termination notice, then Tenant’s termination notice shall be null and void and this Lease shall remain in full force and effect.

5. RENT.

     (a) During the Term, Tenant shall pay to Landlord the Annual Base Rent in the amounts set forth in Section 1 (Fundamental Lease Provisions) above. Such Annual Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month, by wire transfer of immediately available federal funds to the following account: PNC Bank, N.A., ABA # 043000096, Account # 1022337346, for credit to the account of 240 Princeton TCI Assoc. c/o Midland Loan Service. The place and method of payment of Rent, and each component thereof, may be changed as Landlord may, from time to time, designate by written notice to Tenant, and all Rent shall be payable to Landlord without demand and without deduction, set-off or counterclaim (except to the extent demand or notice shall be expressly provided for in this Lease).

     (b) The term “Rent” as used in this Lease shall mean the Annual Base Rent, Tenant’s Operating Payments (as hereinafter defined), Tenant’s Tax Payments (as hereinafter defined), payment for utilities and all other additional rent or other sums payable by Tenant to Landlord under this Lease. All Rent other than the Annual Base Rent is referred to herein as “Additional Rent,” and may be paid in either the same manner as the Annual Base Rent or by check delivered to the Rent Payment Address as defined in Section 1(q), above.

     (c) Tenant shall pay, on the Effective Date of this Lease, the first full monthly installment of Rent as set forth in Section 1(f), which amount shall be applied against the monthly installment of Annual Base Rent for the calendar month immediately following the calendar month in which the Commencement Date occurs. If the Term begins on a day other than the first day of a calendar month, Rent from such day until the first day of the following calendar month shall be prorated on a per diem basis for each day of such partial month.

     (d) Tenant’s covenant to pay Rent, and each component thereof, is independent of every other covenant contained in this Lease.

     (e) If Landlord, at any time or times, shall accept said Rent due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute or be construed as, a waiver of any of Landlord’s rights hereunder.

6. SECURITY DEPOSIT.

     (a) As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall deposit, on the Effective Date of this Lease , with Landlord the Security Deposit, which shall not constitute Rent for any month (unless so applied by Landlord on account of Tenant’s Default) or a measure of Tenant’s liability for damages. Upon a Default by Tenant hereunder, Landlord shall have the right, without prejudice to any other remedy, to apply so much of the Security Deposit as is necessary to cure such Default or pay any expenses (including, without limitation, reasonable attorney’s fees) incurred as a result of such Default. Tenant shall, upon demand, restore any portion of said Security Deposit applied by Landlord to the cure of any Default by Tenant hereunder. Landlord shall have the right to commingle the Security Deposit with the other account(s) of Landlord without any requirement to place same in a segregated account or to pay any interest thereon. To the extent that Landlord has not applied said sum on account of a Default, the Security Deposit shall be returned (without interest) to Tenant within thirty (30) days following the latest to occur of: (a) the Expiration Date, (b) the payment by Tenant of Tenant’s Share of Operating Expenses for the final year of the Term and any other arrearages of Rent (including Additional Rent) then due, and (c) the date that Tenant surrenders possession of the Demised Premises in accordance with the terms of this Lease.

     (b) Notwithstanding the foregoing subsection (a), at Tenant’s option, Tenant may replace the Security Deposit with an unconditional letter of credit (the “Letter of Credit”) in the amount set forth in Section 1(r) (Fundamental Lease Provisions). Upon receipt of the Letter of Credit as set forth above, Landlord shall return any funds held by Landlord as the Security Deposit which are being replaced by the Letter of Credit. If Tenant elects to deliver the Letter of Credit, the Letter of Credit shall be in a form and substance reasonably satisfactory to Landlord, naming Landlord as beneficiary. The Letter of Credit and any renewal Letter of Credit shall be drawn on a bank or trust company satisfactory to Landlord. Upon a Default by Tenant hereunder including but not limited to the failure to timely provide a renewal Letter of Credit to Landlord as provided below, Landlord shall have the right to present the Letter of Credit for payment and use, apply or retain the whole or any part of the proceeds thereof, to cure such Default or pay any expenses (including, without limitation, reasonable attorney’s fees) incurred as a result of such Default. If Landlord shall so use, apply or retain the whole or any part of the proceeds of the Letter of Credit, Tenant shall upon demand by Landlord immediately deposit with Landlord a sum of cash equal to the amount used, applied or retained, as security as aforesaid or a letter of credit (in the form as set forth herein) in said amount, failing which Landlord shall have the same rights and remedies as under this Lease for nonpayment of Rent. To the extent that Landlord has not used, applied or retained the whole or any part of the proceeds of the Letter of Credit, the Letter of Credit, or so much of the proceeds thereof as shall remain after any application pursuant to the terms of this Lease, shall be returned to Tenant within sixty (60) days following the Expiration Date. Tenant agrees to cause the bank to automatically renew the Letter of Credit, in the same form from time to time during the Term, at least thirty (30) days prior to the expiration of the Letter of Credit or any renewal thereof so that a Letter of Credit issued by the bank to Landlord shall be in force and effect throughout the Term. In the event of any sale, transfer or leasing of Landlord’s interest in the Building, Landlord shall have the right to automatically transfer either the Letter of Credit or any sums collected thereunder without the bank’s consent, together with any other unapplied sums held by Landlord as security and the interest thereon, if any, to which Tenant is entitled, to the vendee, transferee or lessee, and upon giving notice to Tenant of such fact and the name and address of the transferee, Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the new owner for the return or payment of same.

     (c) Provided Tenant is not then in default and no prior Event of Default shall have occurred, then the Security Deposit shall be reduced to (i) fifty thousand ($50,000.00) Dollars on the second (2nd) anniversary of the Commencement Date, (ii) forty thousand ($40,000.00) Dollars on the third (3rd) anniversary of the Commencement Date, and (iii) the equivalent of two (2) months of Annual Base Rent on the fourth (4th) anniversary of the Commencement Date and thereafter. Should an Event of Default occur subsequent to any reduction, then the Security Deposit shall be as set forth in 1(r) along with such other and additional security as may otherwise expressly be set forth in this Lease, if any, for the remainder of the Term or any Renewal Term hereof.

7. PAYMENT OF OPERATING EXPENSES.

     (a) For the purposes of this Lease, the following definitions shall apply:

          “Operating Year” shall mean any calendar year, the whole or any portion of which is included within the Term.

          “Base Operating Year” shall mean the Operating Year commencing on January 1, 2008, and ending December 31, 2008.

          “Base Operating Amount” shall mean the Operating Expenses for the Base Operating Year.

          “Operating Expenses”, for any Operating Year, shall be determined in accordance with the provisions of the following paragraphs (b) through (d), sequentially applied:

          “Real Property” shall mean, collectively, the Building, and all improvements, fixtures, facilities, machinery and equipment comprising a part of, or located in or used in the operation of, the Building, (including, without limitation, all improvements and betterments of Tenant’s), as well as all personal property located in the Building which is used in the operation thereof, the land on which the Building is located (the “Land”), the curbs, sidewalks and plazas immediately adjoining such Land, and all easements, air rights, development rights and other appurtenances to the Building and/or such Land.

     (b) “Operating Expenses” shall mean all expenses actually and reasonably paid or incurred by, or on behalf of, Landlord in respect of the operation, management, maintenance and/or repair of the Real Property, including, without limitation: (1) salaries, wages and fringe benefits of employees and contractors engaged in such operation, management, maintenance and/or repair; (2) payroll taxes, worker’s compensation, uniforms and related expenses for such employees; (3) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (4) the cost of painting and/or decorating all areas of the Real Property (excluding, however, any leasable areas of the Building); (5) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Real Property and/or any property thereon (together with amounts paid or incurred on account of any commercially reasonable deductible therein); (6) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the operation, management, maintenance and/or repair of the Real Property; (7) the fair rental value of any Building office or other space in the Building used in connection with the operation, management, maintenance and/or repair of the Real Property, and all office expenses (e.g., telephone, utility, stationery) incurred in connection therewith;

(8) the cost of security services, and cleaning and janitorial services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and/or disposal; (9) the cost of all interior and exterior landscaping located at or within the Real Property; (10) the cost of alterations and/or repairs made in or to the Real Property, however the cost of alterations or repairs necessitated to come into compliance with laws, rules, regulations, ordinances, etc., coming into effect after the date of this Lease shall be amortized over the useful life of such alterations and or repairs; (11) management fees (or, if Landlord self-manages, or has an affiliate of Landlord manage, the Real Property, an amount in lieu thereof equal to 5% of the gross receipts for the Real Property); (12) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (13) the fair rental value of the area occupied by Building’s cafeteria and the cost of subsidizing any similar specialty service provided for tenants and occupants of the Building generally; and (14) all other fees, costs, charges and expenses properly allocable to the operation, management, maintenance and/or repair of the Real Property.

     (c) “Operating Expenses” shall not, however, include the following items: (1) depreciation of the Building; (2) interest on, and amortization of, Mortgages (as hereinafter defined) and other debts; (3) architects’ and attorneys’ fees and disbursements, and any and all other costs, fees and expenses, incurred in leasing, renovating, or otherwise improving leased or vacant space in the Building for the occupants or prospective occupants, or in procuring new occupants; (4) brokerage commissions; (5) financing or refinancing costs; (6) the cost of any electricity consumed in the Premises or any other leasable area of the Building; (7) Taxes; (8) ground rent paid by Landlord to any Underlying Lessor (as hereinafter defined); (9) costs incurred in connection with the sale or transfer of Landlord’s interest; (10) costs and expenses incurred in connection with the enforcement of leases or other agreements in the Building; (11) any bad debt loss, rent loss or reserves for bad debts or rent loss; (12) fines, penalties and interest, and any costs, fees and expenses attributable to a violation by Landlord; (13) any amounts for which Landlord is reimbursed by insurance; (14) costs separately billed to other tenants or occupants in the Building (other than as Operating Expenses); (15) Landlord’s general corporate overhead and general administrative expenses; (16) any profits received by Landlord because the aggregate proportionate shares of Operating Expenses of all tenants in the Building exceed a number greater than one hundred percent (100%); (17) premiums on environmental insurance (which shall be a separate item of Additional Rent as hereinafter provided); (18) charitable or political donations and contributions; (19) salaries and benefits of personnel above manager level, and (20) expenditures for capital improvements and all other costs which should be capitalized in accordance with generally accepted accounting practices consistently applied, other than (i) those which under generally applied accounting practices consistently applied are expenses or regarded as deferred expenses or are made by reason of all applicable laws, statutes and ordinances (including codes, approvals, permits and zoning regulations and ordinances) and the orders, rules, regulations, interpretations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter enforced (“Legal Requirements”) or all orders, rules, regulations, requirements, policies or recommendations of any board of fire underwriters, fire rating organization, insurance rating organization or any other body exercising the same or similar functions to the foregoing which have jurisdiction over, or otherwise make rates or findings in respect of, all or any part of the Real Property (“Insurance Requirements”). enacted or adopted after the date hereof, in any of which cases the cost thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years, on a straight-line basis, to the extent that such items are amortized over an appropriate period in accordance with generally accepted accounting practices consistently applied, (ii) the cost of any item of capital equipment purchased by Landlord or any capital expenditure made by Landlord which has the effect of reducing the expenses which would otherwise be included in Operating Expenses, in any of which cases the cost of such capital equipment or capital expenditure shall be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years, on a straight-line basis, to the extent that such items are amortized over such period of time as such savings or reductions in Operating Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure, determined in accordance with generally accepted accounting practices consistently applied, and (iii) if Landlord shall lease any items of capital equipment designed to result in savings or reductions in expenses which would otherwise be included in Operating Expenses, then the rentals and other costs paid pursuant to such leasing will be included in Operating Expenses for the calendar year in which such rentals or other costs were incurred.

     (d) If during any relevant period (i) any rentable space in the Building shall be vacant or unoccupied, and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof, if the same were performed by Landlord, would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period shall be adjusted to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord had performed such work or services, as the case may be. In addition, if more than one (1) office building exists on the Real Property during any Operating Year, Operating Expenses for such Operating Year shall be allocated between or among such buildings in a manner reasonably determined by Landlord and consistently applied.

     (e) For each Operating Year subsequent to the Base Operating Year, Tenant, as hereinafter provided, shall pay to Landlord an amount (the “Operating Payment”) equal to Tenant’s Share of the amount by which the Operating Expenses for such Operating Year exceed the Base Operating Amount. In respect of any such Operating Year that is partly within and partly without the Term, the Operating Payment shall be prorated to correspond to that portion of such Operating Year occurring within the Term. Landlord, prior to the commencement of, or during, any Operating Year, may furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year (such estimate, as the same may be revised as hereinafter provided, the “Estimated Operating Payment”). Tenant shall pay to Landlord on the first day of each month during any Operating Year, an amount equal to one-twelfth (1/12th) of the Estimated Operating Payment for such Operating Year. If, however, Landlord, for any Operating Year, shall not furnish such a written statement or only furnish the same after the commencement of such Operating Year, then (i) until the first day of the month following the month in which such written statement is furnished, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section for the last month of the preceding Operating Year, (ii) after such written statement is furnished, Landlord shall give a notice to Tenant indicating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment which would have theretofore been made had such written statement been furnished prior to the commencement of such Operating Year, and, within thirty (30) days of such notice, either Tenant shall pay to Landlord the deficiency indicated thereby or Landlord shall refund to Tenant the overpayment indicated thereby (which obligations of Landlord and Tenant shall survive the expiration of this Lease), and (iii) on the first day of the month following the month in which such written statement is furnished, and on the first day of each month thereafter throughout the remainder of such Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Estimated Operating Payment set forth on such written statement. Landlord may, during any Operating Year, furnish to Tenant a written statement revising the Estimated Operating Payment for such Operating Year, and in each such case, the Estimated Operating Payment for such Operating Year shall be adjusted, and amounts paid or refunded, as the case may be, in substantially the same manner set forth in the immediately preceding sentence. Landlord, not later than two hundred seventy (270) days after the end of each Operating Year for which an Operating Payment is due, shall furnish to Tenant a written statement (herein called an “Operating Statement”) setting forth the Operating Payment for such Operating Year. If, for any such Operating Year, the Operating Statement shall show that the sums paid by Tenant as provided above, exceeded the Operating Payment for such Operating Year (such excess, for any Operating Year, being herein called the “Operating Overpayment”), then Landlord, within thirty (30) days after delivery of such Operating Statement, shall, at Landlord’s option, either credit the amount of such Operating Overpayment against future Operating Payments becoming due, or refund to Tenant the amount of such Operating Overpayment. If the Operating Statement for such Operating Year shall show that the sums paid by Tenant as provided above were less than the Operating Payment for such Operating Year (such deficiency, for any Operating Year, being herein called the “Operating Deficiency”), Tenant shall pay the amount of such Operating Deficiency within twenty (20) days after Tenant’s receipt of the Operating Statement. Landlord’s failure to render, or delay in rendering, an Operating Statement with respect to any Operating Year shall not prejudice Landlord’s right to thereafter render a Operating Statement for such Operating Year or any other Operating Year, nor shall the rendering of a Operating Statement (or a revised or corrected Operating Statement) for any Operating Year prejudice Landlord’s right to thereafter render one or more revised or corrected Operating Statements for such Operating Year. Notwithstanding anything herein contained to the contrary, Tenant shall not be liable for any Operating Statement or corrected Operating Statement (except corrected Operating Statements arising out of corrected invoices or statements from a governmental entity) issued more than two (2) years after the last day of the Operating Year to which it relates.

     (f) Each Operating Statement shall be conclusive and binding upon Tenant as of the date that is thirty (30) days after the delivery thereof (herein called the “Operating Statement Dispute Deadline”), except to the extent that, prior thereto, Tenant shall have, in good faith, disputed items or matters set forth on such Operating Statement by written notice to Landlord, which notice shall set forth, in reasonable detail, the disputed items or matters and clearly state the reasons that Tenant disputes the same. If Tenant shall dispute in writing any specific item or items in Landlord’s Operating Statement, and such dispute is not resolved within ninety (90) days after Tenant’s delivery of written notice to Landlord of such disputed item or items, either party may, during the thirty (30) days next following the expiration of such ninety (90) day period, refer such disputed item or items to an independent certified public accountant mutually acceptable to Landlord and Tenant (and if such accountant is selected by Tenant, such accountant shall not be entitled to charge a contingent fee or a “success” fee for its services rendered) (herein called the “Accountant”), for a determination of such disputed item or items (herein called a “Determination”).

Such Determination shall be completed and the results thereof delivered to Landlord and Tenant by the expiration of one hundred twenty (120) days after the Operating Statement Dispute Deadline (herein called the “Determination Deadline”). If such Determination is so completed and the results thereof delivered to Landlord and Tenant by the Determination Deadline, such Determination shall be final, conclusive and binding upon Landlord and Tenant. If Tenant does not dispute in writing any specific item or items in Landlord’s Operating Statement by the Operating Statement Dispute Deadline for such Operating Statement or if Tenant is in default under this Lease at the time of such dispute, the Operating Statement in question shall be conclusive and binding upon Tenant. Prior to performing services hereunder, the Accountant shall agree in writing that the results of its investigation and review of the dispute shall remain confidential (except that the same may be disclosed to Landlord, Tenant, their respective attorneys and accountants, and parties to whom disclosure is required due to applicable Legal Requirements and Insurance Requirements), and that the Accountant shall not solicit other tenants in the Building for the purpose of disputing Operating Statement items. Landlord shall provide (i) Tenant, during the period prior to the Operating Statement Dispute Deadline, and (ii) the Accountant, following referral of a disputed item to the Accountant as provided above, with reasonable access to or with copies of all records and information reasonably requested by Tenant or the Accountant, as the case may be, and, in the case of the Accountant, reasonably necessary for the Determination. The party referring such disputed item to the Accountant for determination in accordance with this Section shall pay all the costs of the Accountant involved in such Determination. If it shall be so determined that any portion of the amount set forth in the Operating Statement in question that was charged to and paid by Tenant was not properly chargeable to Tenant, then Landlord shall credit to Tenant the amount of such improper charge against the next installment or installments of Rent accruing under the Lease (or, if at the end of the Term, Landlord shall refund such amount to Tenant).

7A. TAX PAYMENTS.

     (a) For the purposes of this Lease, the following definitions shall apply:

          “Tax Year” shall mean each calendar year the whole or any portion of which is within the Term. If a fiscal period fixed for any component of Taxes by any governmental authority is a period other than a Tax Year, then such component of Taxes shall be averaged over the number of calendar months in such fiscal period and each such monthly portion shall be included in Taxes for the Tax Year in which such calendar month occurs.

          “Base Tax Year” shall mean Tax Year commencing on January 1, 2008, and ending December 31, 2008.

          “Base Tax Amount” shall mean the Taxes for the Base Tax Year.

          “Tenant’s Share” shall mean 2.06%.

          “Taxes”, for any Tax Year, shall mean (A) all real estate taxes, water and sewer rents or charges, school taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Real Property by any governmental authority, and (B) any actual out-of-pocket expenses reasonably incurred by Landlord in contesting such taxes, charges or assessments and/or the assessed value of the Real Property, which expenses shall be allocated to the Tax Year to which such expenses relate. Taxes shall also include all taxes assessed or imposed upon Landlord with respect to the rents received from the Real Property (but not any general income taxes, gross receipts taxes or corporate franchise taxes), and all payments in lieu of taxes required to be made by Landlord pursuant to any agreement therefor between Landlord (or any predecessor of Landlord) and the municipality in which the Real Property is located (a “PILOT Agreement”) (including but not limited to that certain Financial Agreement dated December 22, 2004, between 240 Princeton Avenue Urban Renewal, L.L.C., and the Township of Hamilton, as the same may be amended from time to time). Except for amounts paid under any PILOT Agreement, Taxes shall be determined based upon a 95% fully assessed and completed Building, without exemptions or abatements applicable thereto. If, at any time during the Term, the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of the taxes, charges or assessments now levied, assessed or imposed, there shall be levied, assessed or imposed a new tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the Real Property or the rents received from the Real Property, then such additional or substitute tax, assessment, levy, imposition, fee or charge shall be included within “Taxes” for purposes hereof. If more than one (1) office building exists on the Real Property during any Tax Year, the Taxes for such Tax Year shall be allocated between or among such buildings in a manner reasonably determined by Landlord and consistently applied. Finally, “Taxes” shall also include any payments in lieu of “Taxes” payable in connection with any tax exemption obtained from any Governmental Authority with respect to the Real Property.

     (b) If Taxes for any Tax Year subsequent to the Base Tax Year shall exceed the Base Tax Amount, Tenant, as hereinafter provided, shall pay to Landlord an amount (herein called the “Tax Payment”) equal to Tenant’s Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount. In respect of any such Tax Year which begins prior to the Commencement Date or ends after the Expiration Date, the Tax Payment shall be prorated to correspond to that portion of such Tax Year occurring within the Term. Landlord, at anytime prior to, during, or after the end of, any Tax Year, may deliver to Tenant a statement for the Tax Payment for such Tax Year (each such statement being herein called a “Tax Statement”). Tenant shall pay to Landlord on the first day of each month during any Tax Year an amount equal to one-twelfth (1/12th) of the Tax Payment for such Tax Year. If, at any time after the delivery of any Tax Statement for any Tax Year, it is determined for any reason (including any reduction in Taxes comprising the Base Tax Amount) that the Tax Payment for such Tax Year is greater than the amount set forth on such Tax Statement, then Landlord may furnish to Tenant a revised or corrected Tax Statement for such Tax Year, and, in any such case, Tenant shall pay to Landlord the additional amount indicated by the revised or corrected Tax Statement within thirty (30) days after Tenant’s receipt thereof. Landlord’s failure to render, or delay in rendering, a Tax Statement, or a revised or corrected Tax Statement, for any Tax Year shall not prejudice Landlord’s right to thereafter render a Tax Statement, or a revised or corrected Tax Statement, for such Tax Year or any other Tax Year, nor shall the rendering of a revised or corrected Tax Statement for any Tax Year prejudice Landlord’s right to thereafter render a further revised or corrected Tax Statement for such Tax Year. Only Landlord shall be eligible to institute tax reduction or other proceedings to challenge Taxes or to reduce the assessed valuation of the Real Property. Tenant hereby waives any right Tenant may now or in the future have to institute any such proceedings or otherwise challenge Taxes. Nothing contained in this Lease shall obligate Landlord to bring any application or proceeding seeking a reduction in Taxes or assessed valuation. If the Taxes payable for the Base Tax Year or any other Tax Year are later reduced by final determination of legal proceedings, settlement, or otherwise, such reduced amount as finally determined shall become the Base Tax Amount (in the event of a reduction applicable to the Base Tax Year) or the Taxes for the Tax Year in question (in the event of a reduction applicable to a Tax Year other than the Base Tax Year) for purposes of this Lease and such reduced amount shall be used to determine the Tax Payment payable by Tenant applicable to any Tax Year affected by such reduction, and all Tax Payments theretofore paid or payable under this Lease shall be recomputed on the basis of such reduction, and, if applicable, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after being billed therefor, any deficiency between the amount of such payments computed prior to the reduction and the amount thereof due as a result of such recomputation.

8. UTILITIES FURNISHED TO DEMISED PREMISES.

     (a) Electricity. Landlord, subject to and in accordance with the provisions of this Section, shall furnish electricity to Tenant for use in the Premises:

          (i) Landlord, at Tenant’s expense, shall furnish, install and maintain one or more electrical submeters to measure Tenant’s demand and consumption with respect to the electricity furnished by Landlord (such submeter(s) being herein called “Tenant’s Submeter”). Tenant, throughout the Term, shall pay Landlord for such electricity as measured by Tenant’s Submeter at the rates set forth in, and otherwise pursuant to the provisions of, this Section. Tenant, for any billing period, shall pay Landlord an amount determined by applying (x) Tenant’s electrical demand (measured in KWs) and consumption (measured in KWHRs) for such period, as measured by Tenant’s Submeter, to (y) the rate schedule (inclusive of all taxes, surcharges and other charges payable thereunder or in connection therewith) of the utility company serving the Building (herein called the “Utility Company”) which is charged to Landlord for such period. Tenant shall pay the amount due for any billing period within thirty (30) days after being billed therefor, which bills Landlord may render from time to time (but no more frequently than monthly). Tenant shall also pay to Landlord an amount equal to the actual out-of-pocket costs reasonably incurred by Landlord to a meter company or otherwise in respect of having Tenant’s Submeter read and having bills prepared and delivered based upon such readings. Landlord shall not be required to furnish, and Tenant shall not install a connected load (including all of Tenant’s equipment and systems, but excluding the Building Systems other than HVAC) or otherwise draw, in excess of six (6) watts per usable square foot of Premises. If any tax is imposed upon Landlord’s receipts from the sale or resale of electric energy to Tenant (directly or indirectly through a general tax on such receipts) by any federal, state or municipal authority, then Tenant shall pay, or reimburse Landlord, such taxes (or its share thereof) in addition to the submetered charges.

          (ii) Tenant will at all times comply with all rules and regulations of the utility company serving the Building, to the extent the same are applicable to its use of electric energy in the Premises. Tenant’s use of electric energy shall never exceed the capacity of the then existing feeders, risers or wiring installations serving the Premises. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (x) the supply of electric energy to the Premises is temporarily interrupted, or (y) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from the willful misconduct or negligence of Landlord. Tenant, at its option, may request Landlord to furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises; and in such event, Tenant shall pay to Landlord or its designated contractor, within thirty (30) days after demand therefor, the then established Building-wide charges therefor of Landlord or its designated contractor, as the case may be.

     (b) Tenant shall pay, as Additional Rent, for all utilities (including, without limitation, telephone, cable, condenser water and heat, ventilation and air-conditioning (“HVAC”) service) that are furnished to or consumed within the Premises. HVAC equipment servicing the Premises shall be connected, and be measured by, Tenant’s submeter. If a submeter or direct meter (including Tenant’s submeter) is installed for any particular utility, Tenant shall pay for its use and consumption of such utility based on its actual meter usage. Tenant shall pay all utility bills when due to the billing authority or if Tenant is paying to the Landlord, within ten (10) days after receipt by Tenant of the applicable utility bill from Landlord. Landlord shall have the right, to be exercised by written notice to Tenant, to the extent that the same may be lawfully done, to direct Tenant to contract directly with the utility provider supplying electricity, telephone, cable, gas and other utilities, if any, to the Building, in which event Tenant shall pay all charges therefor directly to the utility provider. Landlord shall have the right of access to the Premises from time to time with reasonable prior written notice to Tenant (except in the event of an emergency when no such notice shall be required) to install or remove utility facilities.

9. SERVICES.

     (a) Subject to payment by Tenant of Operating Expenses and the charges for utilities as provided in Sections 7 and 8 above, Landlord shall provide or cause to be provided the following services throughout the Term:

          (i) Provide water for drinking, lavatory and toilet purposes on the floor(s) on which the Demised Premises are located;

          (ii) Furnish heat, ventilation and air-conditioning (“HVAC Service”) to the Demised Premises for ordinary office purposes on a 24/7 basis;

          (iii) Furnish electricity to the Demised Premises for ordinary office purposes. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, that which Landlord determines is standard for office use at the Building.

          (iv) Provide bonded janitorial services in accordance with Landlord’s building standard janitorial specifications as set forth on Exhibit “D” attached hereto. Any and all additional or specialized janitorial service desired by Tenant shall be contracted for by Tenant directly with a vendor approved by Landlord (such approval not to be unreasonably withheld), and the cost and payment thereof shall be the sole responsibility of Tenant; and

          (v) Provide access to the Building and the Demised Premises twenty-four hours per day, seven days per week, subject to reasonable security measures as may be implemented by Landlord.

     (b) If Tenant requests permission to consume excess or supplemental electrical service, HVAC Service or other utility services, Landlord may withhold its consent or condition its consent upon conditions that Landlord reasonably determines, and in the event such consent is granted, all costs for such additional service, including, without limitation, required changes, replacements or additions to the existing facilities servicing the Demised Premises, shall be paid for by Tenant at Tenant’s sole cost and expense. Without limiting the foregoing, if Tenant’s usage of electricity or other utility service is substantially in excess of that for standard office tenancies and if such utility service to the Demised Premises is not separately metered to the Demised Premises pursuant to Section 8 above, Landlord reserves the right to adjust Tenant’s pro-rata share of such charges, as referred to in Section 8(a) above, in order to equitably reflect a surcharge for such excess use.

     (c) Tenant shall directly reimburse Landlord for any supplemental services requested by Tenant and supplied by Landlord, said reimbursement to be paid within ten (10) days after Tenant’s receipt of Landlord’s invoice therefor. Notwithstanding the foregoing, Landlord shall have no obligation to provide any such supplemental services to Tenant.

     (d) It is understood that Landlord does not warrant that any of the services referred to in this Section will be free from interruption from causes beyond the reasonable control of Landlord. No interruption of service shall ever be deemed an eviction or disturbance of Tenant’s use and possession of the Demised Premises or any part thereof or render Landlord liable to Tenant for damages, permit Tenant to abate Rent or otherwise relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if any “Essential Service” (as hereinafter defined) which Landlord is required to provide to the Demised Premises pursuant to the terms of this Section is interrupted due to the negligence of Landlord, its agents or employees (a “Service Interruption”) and such Service Interruption causes all or a material portion of the Demised Premises to be untenantable (the “Affected Space”) for a period of five (5) or more consecutive business days after written notice thereof from Tenant to Landlord (the “Interruption Notice”), then, provided that Tenant is neither conducting business nor operating in the Affected Space, the Annual Base Rent shall abate in the proportion that the rentable square footage of the Affected Space in which Tenant is not operating, bears to the rentable square footage of the Demised Premises, which abatement shall commence on the sixth (6th) business day following Landlord’s receipt of the Interruption Notice and expire on the earlier of Tenant’s re-occupancy of the Affected Space or the date that the Service Interruption is remedied. Notwithstanding the foregoing, in no event shall Tenant be entitled to abatement or any other remedy if the interruption of any Essential Service is caused in whole or in part by the negligence of Tenant, its agents or employees. Tenant agrees that the rental abatement described herein shall be Tenant’s sole remedy in the event of a Service Interruption and Tenant hereby waives any other rights against Landlord, at law or in equity, in connection therewith, including, without limitation, any right to terminate this Lease, to claim an actual or constructive eviction, or to bring an action for money damages. For purposes of this Section, an “Essential Service” shall mean the service provided by the HVAC systems, plumbing and waste disposal systems and electrical systems (to the extent supplied by Landlord) and lack of access to the Demised Premises. Nothing contained herein shall limit Tenant’s right to abatement in the case of a fire or other casualty or condemnation as provided in the “Fire or Casualty” or “Condemnation” Sections of this Lease.

10. CARE OF DEMISED PREMISES. Tenant agrees, on behalf of itself, its employees and agents that it shall:

     (a) Comply at all times with any and all federal, state and local statutes, regulations, ordinances, and other requirements of any governmental authorities having or claiming jurisdiction over the Building, or any portion thereof, and of the insurers insuring the Building relating to Tenant’s use or occupancy of the Demised Premises or Tenant’s alteration of the Demised Premises;

     (b) Maintain, repair and replace the interior, non-structural portions of the Demised Premises so as to keep same in safe, good order and repair, as and when needed, and replace all glass broken by Tenant, its agents, employees or invitees with glass of the same quality as that broken, except for glass broken by fire and extended coverage-type risks, and commit no waste in the Demised Premises;

     (c) Not overload, damage or deface the Demised Premises or do any act which might make void or voidable any insurance on the Demised Premises or the Building or which may render an increased or extra premium payable for insurance (and without prejudice to any right or remedy of Landlord regarding this subparagraph, Landlord shall have the right to collect from Tenant, upon demand, any such increase or extra premium);

     (d) Intentionally omitted.

     (e) Not install any equipment of any kind whatsoever which might necessitate any changes, replacements or additions to any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other systems serving the Demised Premises or any other portion of the Building, or to any of the services required of Landlord under this Lease, without the prior written approval of Landlord, which shall not be unreasonably withheld, and in the event such consent is granted, such replacements, changes or additions shall be paid for by Tenant at Tenant’s sole cost and expense. At the expiration or earlier termination of this Lease, Tenant shall pay Landlord’s cost of restoring such systems to their condition prior to such replacements, changes or additions;

     (f) Not place signs on the Demised Premises except for (i) a sign located in the lobby immediately adjacent to the Demised Premises, and entirely within the Demised Premises and which are not visible from the exterior of the Demised Premises, and (ii) signs on entrance doors to the Demised Premises; provided that in each case, the size, material, design, lettering, text and location are approved by Landlord;

     (g) Not install or authorize the installation of any coin operated vending machine, except for the dispensing of snacks, coffee, and other similar items to the employees of Tenant for consumption upon the Demised Premises; and

     (h) Observe the rules and regulations annexed hereto as Exhibit “C” as Landlord may from time to time amend the same, for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building.

11. MECHANICS’ LIENS. In connection with Tenant performing any alterations to the Demised Premises for which a lien could be filed against the Demised Premises or the Building, Tenant shall, on a monthly basis while such alterations are being performed, provide written evidence to the satisfaction of Landlord that the costs of such alterations are being paid by Tenant on a monthly basis and shall have its contractor execute and deliver to Tenant a final release of lien with respect to the alterations completed, in form satisfactory to Landlord, and provide Landlord with an original copy thereof. Tenant shall, within thirty (30) days after notice from Landlord, or discharge, by bonding or otherwise, any mechanics’ lien for materials or labor claimed to have been furnished to the Demised Premises on Tenant’s behalf (except for work contracted for by Landlord) and shall indemnify and hold harmless Landlord from any and all claims, costs, damages, loss, liabilities and expenses (including, without limitation, reasonable attorney’s fees) incurred by Landlord in connection therewith.

12. REPAIRS AND MAINTENANCE. Landlord shall keep and maintain the Common Areas of the Building clean and in good working order, including maintaining any landscaping, removing (or causing to be removed) snow, and cleaning the Common Areas. Landlord shall further make, or cause to be made, all necessary repairs to the structure and exterior of the Building, as well as to the roof, mechanical, HVAC, electrical and plumbing systems servicing Building, provided, that Landlord shall have no obligation to make any repairs until Landlord shall have received written notice of the need for such repair. Landlord shall further make, or cause to be made, all necessary repairs to any elevators in the Building. The cost of the foregoing maintenance and repairs shall be included in Operating Expenses except to the extent expressly excluded therefrom pursuant to Section 7. Notwithstanding the foregoing, all repairs made necessary by Tenant’s specific use, occupancy or alteration of the Building, or by the negligent acts of Tenant, its agents, employees or invitees (and, without limiting the foregoing, any repairs or maintenance required to any specialized or supplemental equipment installed by or for Tenant and not of a “building standard” nature), shall be made at the sole cost and expense of Tenant to the reasonable satisfaction of Landlord.

13. SUBLETTING AND ASSIGNING.

     (a) Tenant shall not assign this Lease or sublet all or any portion of the Demised Premises, whether voluntarily or by operation of law, without first obtaining Landlord’s prior written consent thereto, not to be unreasonably withheld, conditioned or delayed. Tenant acknowledges that, without in any way limiting the foregoing, Landlord shall have the right to withhold its consent if, by way of example and not limitation, the reputation or financial responsibility of a proposed assignee or subtenant is unsatisfactory to Landlord, if such subtenant’s or assignee’s business is not for the Permitted Use or is otherwise not consonant with that of the other tenants of the Building or would significantly increase the density of personnel use, if the proposed sublease or assignment is to a tenant of the Building or to a prospect with whom Landlord is then negotiating or has recently negotiated, if the proposed sublease is advertised or otherwise publicly marketed for a rental rate less than the market rate then established by Landlord for space in the Building, or if Tenant is in Default in the payment or performance of any of its obligations hereunder. In addition, Tenant shall not mortgage, pledge or hypothecate this Lease. Any assignment, sublease, mortgage, pledge or hypothecation in violation of this Section shall be void at the option of Landlord and shall constitute an immediate Default hereunder. Tenant shall not advertise or otherwise publicly market the Premises or any portion thereof for a rental rate less than the market rate then established by Landlord for space in the Building, however, provided Tenant has complied with the foregoing, Landlord’s consent to a sublease shall not be withheld by virtue of the fact that such sublease is at a rental rate less than such market rate.

     (b) A transfer or sale by Tenant of 50% or more of the voting shares, partnership or membership interests, or other legal or beneficial interests in Tenant shall be deemed to be an assignment of this Lease by Tenant requiring Landlord’s prior written consent pursuant to subparagraph (a), above. Notwithstanding the foregoing, so long as Tenant is not in Default under this Lease beyond, grace, cure or notice period upon prior written notice to Landlord, Tenant shall have the right, without Landlord’s consent, to sublet all or a portion of the Demised Premises or to assign this Lease to any of the following entities (each, a “Permitted Transferee”): (i) to an entity now or hereafter affiliated with Tenant (including a subsidiary, controlling operation or other affiliate); (ii) to any entity which may result from a reorganization, merger or consolidation by or with Tenant or an affiliate of Tenant or its parent company; or (iii) to any entity to which Tenant is selling all or substantially all of its assets or stock; provided however, that, in each such case, such Permitted Transferee has a net worth (excluding intangibles) equal to or greater than the net worth (excluding intangibles) of Tenant as of the date of this Lease or as of the date of the transfer, whichever is greater.

     (c) Notwithstanding the foregoing, any such subletting or assignment (whether or not requiring Landlord’s consent) shall not in any way relieve or release Tenant from liability for the payment and performance of all obligations under this Lease (including, if applicable, obligations relating to any extension of the Term), and Tenant shall remain primarily liable to Landlord for all such obligations without release or limitation by reason of any action or inaction by Landlord (including without limitation any failure to take any action in the enforcement of this Lease against the assignee or subtenant, any release or inaction with respect to any security or collateral (including without limitation any failure to perfect any interest therein), any forbearance, any failure to provide any notice to Tenant, or any modification or amendment to this Lease). Furthermore, no assignment will be valid unless the assignee shall execute and deliver to Landlord an assumption of liability agreement in form satisfactory to Landlord, including an assumption by the assignee of all of the obligations of Tenant and the assignee’s ratification of and agreement to be bound by all the provisions of this Lease; and no subletting will be valid unless Tenant and the subtenant have executed and delivered to Landlord a sublease agreement pursuant to which such subtenant agrees that the sublease shall be subject to all of the terms and conditions of this Lease.

     (d) In the case of a sublease requiring Landlord’s consent hereunder, Tenant shall pay to Landlord, as Additional Rent hereunder, one hundred percent (100%) of all subrents or other sums or economic consideration received by Tenant (after deducting Tenant’s reasonable costs of reletting), whether denominated as rentals or otherwise, in excess of the monthly sums which Tenant is required to pay under this Lease. In the case of an assignment requiring Landlord’s consent hereunder, Tenant shall pay to Landlord, as Additional Rent hereunder, one hundred percent (100%) of all sums or economic consideration received by Tenant for the assignment (after deducting Tenant’s reasonable costs in connection with the assignment), whether denominated as rentals or otherwise.

     (e) When Tenant requests Landlord’s consent to an assignment or sublease, it shall notify Landlord in writing of (i) the name and address of the proposed assignee or subtenant; (ii) the nature and character of the business of the proposed assignee or subtenant; (iii) financial information including financial statements of the proposed assignee or subtenant; (iv) the rental rate and material monetary terms, such as rent concessions, work, or work allowance, at which Tenant intends to sublet any of the Demised Premises or assign this Lease, the proposed commencement date of the sublet or assignment and, in the case of a sublet, the portion of the Demised Premises sought to be sublet and the length of the sublet, and (v) a copy of the proposed sublet or assignment documentation. Tenant shall thereafter promptly provide to Landlord any and all other information and documents reasonably requested by Landlord in order to assist Landlord with its consideration of Tenant’s request hereunder.

     (f) Notwithstanding anything contained in this Article 13 or elsewhere in this Lease to the contrary, Landlord shall have ten (10) business days after receipt of the written notice furnished pursuant to subsection (e) above to elect to terminate this Lease in its entirety if the proposed transaction was an assignment or a sublease of substantially all of the Demised Premises, or to terminate this Lease only with respect to the space proposed to be sublet, if the proposed transaction was a sublease of less than substantially all of the Demised Premises, in each case by written notice to Tenant, in which event this Lease shall automatically terminate with respect to all or such portion of the Demised Premises as the case may be, on the ninetieth (90th) day following Tenant’s receipt of the such notice with the same force and effect as if the termination date had been designated as the expiration date of this Lease. In the event that Landlord elects not to terminate the Lease wholly or in part as set forth above, then the remaining provisions of this Section 13 shall be applicable.

     (g) No subletting, occupancy or collection of rent with respect to a subtenant or assignee shall be deemed the acceptance of the subtenant or occupant as tenant under this Lease unless otherwise consented to by Landlord. The consent by Landlord to an assignment or subletting where such Landlord consent is required shall not in any respect be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

     (h) Tenant shall pay to Landlord, promptly upon demand therefor, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord in connection with any assignment of this Lease or sublease of all or any part of the Demised Premises.

14. FIRE OR CASUALTY. In the event that the whole or a substantial part of the Building or the Demised Premises is damaged or destroyed by fire or other casualty, then, within forty-five (45) days after the date that Landlord receives notice of such fire or other casualty, Landlord shall provide written notice to Tenant as to whether Landlord intends to repair or rebuild and the estimated time period for the completion thereof. In the event that Landlord’s notice provides that the repairs to the Demised Premises are estimated to require more than two hundred seventy (270) days to complete, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty days (30) after receipt of Landlord’s notice. In the event that Landlord elects to repair or rebuild (and Tenant does not have the right to, or has elected not to, terminate this Lease in accordance with the foregoing sentence), Landlord shall thereupon cause the damage (excepting, however, Tenant’s furniture, fixtures, equipment and other personal property in, and all alterations and improvements performed by Tenant to, the Demised Premises, which shall be Tenant’s responsibility to restore) to be repaired with reasonable speed, subject to delays which may arise by reason of adjustment of loss under insurance policies and for delays beyond the reasonable control of Landlord, it being further understood that in such case this Lease shall remain in effect regardless of whether the actual time for completion of restoration shall differ from the initial estimate; provided, however, that if the actual repair time shall exceed two hundred seventy (270) days, subject to Force Majeure, then Tenant shall have the option to terminate this Lease by giving Landlord sixty (60) days’ written notice of such election, and in the event such repairs are not completed during such sixty (60) day period then this Lease shall terminate on the date set forth in Tenant’s notice as if such date were the date set forth herein for the expiration of the Term of this Lease, however if such repairs are completed within such sixty (60) day period, then Tenant’s termination notice shall be null and void and this Lease shall remain in full force and effect. (The insurance deductible shall not be included in calculating whether sufficient funds are available.) In the event the damage shall be so extensive that Landlord shall decide not to repair or rebuild, or if any mortgagee, having the right to do so, shall direct that the insurance proceeds are to be applied to reduce the mortgage debt rather than to the repair of such damage, this Lease shall, at the option of Landlord, be terminated effective as of the date of casualty. To the extent and for the time that the Demised Premises are rendered untenantable on account of fire or other casualty, the Rent shall proportionately abate.

15. EMINENT DOMAIN. If the whole or a substantial part of the Building is taken or condemned for a public or quasi-public use under any statute or by right of eminent domain by any competent authority or sold in lieu of such taking or condemnation, such that in the opinion of Landlord the Building is not economically operable as before without substantial alteration or reconstruction, this Lease shall automatically terminate on the date that the right to possession shall vest in the condemning authority (the “Taking Date”), with Rent being adjusted to said Taking Date, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have no claim against Landlord and no claim or right to any portion of any amount that may be awarded as damages or paid as a result of any taking, condemnation or purchase in lieu thereof; all rights of Tenant thereto are hereby assigned by Tenant to Landlord. If any part of the Demised Premises is so taken or condemned and this Lease is not terminated in accordance with the foregoing provisions of this Section, this Lease shall automatically terminate as to the portion of the Demised Premises so taken or condemned, as of the Taking Date, and this Lease shall continue in full force as to the remainder of the Demised Premises, with Rent abating only to the extent of the Demised Premises so taken or condemned; provided, however, that if the remaining portion of the Demised Premises is no longer suitable for the Permitted Use, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty (30) days after the Taking Date. Tenant may pursue Tenant’s own claim for damages in any such taking or condemnation, provided, however, Tenant’s claim may in no way impact upon, reduce or otherwise interfere with Landlord’s claim or award.

16. INSOLVENCY. Each of the following shall constitute a breach of this Lease by Tenant: (a) The appointment of a receiver or trustee to take possession of all or a portion of the assets of Tenant or any guarantor of Tenant’s obligations hereunder (a “Guarantor”), or (b) an assignment by Tenant or any Guarantor for the benefit of creditors, or (c) the institution by or against Tenant or any Guarantor of any proceedings for bankruptcy or reorganization under any state or federal law (unless in the case of involuntary proceedings, the same shall be dismissed within forty-five (45) days after institution), or (d) any execution issued against Tenant or any Guarantor which is not stayed or discharged within fifteen (15) days after issuance of any execution sale of the assets of Tenant. Landlord in the event of such a breach, shall have, without need of further notice, the rights enumerated in Section 17 herein.

17. DEFAULT.

     (a) “Event of Default” shall mean any instance in which (i) Tenant shall fail to pay Rent or any other sum payable to Landlord hereunder when due and such failure continues for more than three (3) business days after written notice thereof from Landlord to Tenant (provided, however, that Landlord shall not be required to provide written notice to Tenant more than two (2) times during any twelve (12) month period), or (ii) any of the events specified in Section 16 occur; or (iii) Tenant sublets the Demised Premises or assigns this Lease in violation of the provisions of Section 13 hereof and fails to cure such violation within five (5) days after written notice from Landlord; or (iv) Tenant fails to maintain the insurance required pursuant to Section 19 hereof and fails to cure such violation within five (5) days after written notice from Landlord; or (v) Tenant fails to pay Landlord the Security Deposit within the time periods prescribed by Section 6 hereof and fails to cure such violation within five (5) days after written notice from Landlord; or (vi) Tenant fails to perform or observe any of the other covenants, terms or conditions contained in this Lease and such failure continues for more than thirty (30) days after written notice thereof from Landlord (or such longer period not to exceed sixty (60) days in the aggregate as is reasonably required to correct any such default, provided Tenant promptly commences and diligently continues to effectuate a cure). Upon the occurrence of an Event of Default, notwithstanding any former breach of covenant or waiver thereof in a former instance, Landlord, in addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, may at any time thereafter:

          (1) declare to be immediately due and payable, a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided;

          (2) terminate this Lease upon written notice to Tenant and, on the date specified in said notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Demised Premises to Landlord in the condition elsewhere herein required, and Tenant shall remain liable to Landlord as hereinafter provided; and/or

          (3) to the extent permissible by law, enter upon and repossess the Demised Premises, by summary proceedings, ejectment or other court action, or otherwise in accordance with law, and dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises, without being liable to Tenant for prosecution or damages therefor, and Tenant shall remain liable to Landlord as hereinafter provided.

     (b) For purposes herein, the Accelerated Rent Component shall mean the aggregate of:

          (i) all Rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component;

          (ii) the Annual Base Rent reserved for the then entire unexpired balance of the Term (taken without regard to any early termination of the Term by virtue of any Default or any early termination rights set forth herein), plus all other charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of the Term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component, discounted to then present value at the then Prime Rate of CitiBank, N.A.(the “Prime Rate”) and

          (iii) Landlord’s good faith estimate of all charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of the Term which shall not be capable of precise determination as aforesaid, discounted to then present value at the Prime Rate (and for such purposes no estimate of any component of the Additional Rent to accrue pursuant to the provisions of Sections 7 and Section 8 hereof shall be less than the amount which would be due if each such component continued at the highest monthly rate or amount in effect during the twelve (12) months immediately preceding the default).

     (c) In the event that Landlord shall, after Default by Tenant, recover the Accelerated Rent Component and/or retake possession of the Demised Premises, then Landlord agrees to use reasonable efforts to relet the Demised Premises; provided, however, in no event shall Landlord be required to (i) lease the Demised Premises over other available space in the Building, (ii) accept a below-market rental rate for the Demised Premises, (iii) accept any tenant whose creditworthiness is unsatisfactory to Landlord, in its sole reasonable discretion, or (iv) accept any tenant whose business is not compatible with the other tenants of the Building, as determined by Landlord in its sole reasonable discretion. All costs of reletting, including, without limitation, the cost of such repairs, changes, alterations and additions, brokerage commissions and legal fees, shall be charged to and be payable by Tenant as Additional Rent hereunder. Any sums collected by Landlord from any new tenant shall be credited against the balance of the Annual Base Rent and Additional Rent due hereunder as aforesaid.

     (d) Tenant shall, with respect to all periods of time up to and including the Expiration Date (as same may be extended pursuant hereto, disregarding any earlier termination as a result of a Default or otherwise) remain liable to Landlord as follows:

          (i) In the event of termination of this Lease on account of Tenant’s Default or breach, Tenant shall remain liable to Landlord for damages equal to the rent and other charges payable under this Lease by Tenant as if this Lease were still in effect, less the net proceeds of any reletting after deducting all costs incident thereto (including without limitation all repossession costs, brokerage and management commissions, operating and legal expenses and fees, alteration costs and expenses of preparation for reletting) and to the extent such damages shall not have been recovered by Landlord by virtue of payment by Tenant of the Accelerated Rent Component (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component), such damages shall be payable to Landlord, at Landlord’s option, monthly upon presentation to Tenant of a bill for the amount due or at such other intervals or times as Landlord shall determine.

          (ii) In the event and so long as this Lease shall not have been terminated after a Default or breach by Tenant, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by Tenant to Landlord (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component), and any amount due to Landlord shall be payable monthly, at Landlord’s option, upon presentation to Tenant of a bill for the amount due, or at such other intervals or times as Landlord shall determine.

     (e) If Landlord shall, after Default or breach by Tenant, recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for Default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of the term, Landlord shall refund such excess to Tenant (but not an amount more than the rent and additional rent paid by Tenant for any particular period of time), without interest, promptly after such determination.

     (f) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages incident to a termination of or Default under this Lease, in any bankruptcy, reorganization or other court proceedings, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.

     (g) Landlord shall in no event be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any Rent due upon a reletting, provided Landlord uses reasonable efforts to relet the Demised Premises.

     (h) If any action or proceeding is brought by either party against the other party pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney’s fees incurred on account of such action or proceeding.

     (i) If Rent or any other sum due from Tenant to Landlord shall be overdue for more than five (5) business days after written notice from Landlord, it shall thereafter bear interest at ten percent (10%) per annum from the date it first became due until paid; provided, however, that nothing contained herein shall excuse or nullify any breach or Default based on such failure to pay.

     (j) All remedies available to either party hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Demised Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor shall the bringing of any such action for Rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Demised Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election to terminate is given by Landlord to Tenant.

     (k) Unless specifically stating otherwise, no waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy allowed for the violation of such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Demised Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. The receipt by Landlord of a lesser amount than the Annual Base Rent or any Additional Rent due shall not be construed to be other than a payment on account of the Annual Base Rent or Additional Rent then due, and any statement on Tenant’s check or any letter accompanying Tenant’s check to the contrary shall not be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Annual Base Rent or Additional Rent due or to pursue any other remedies provided in this Lease or otherwise.

18. LANDLORD’S RIGHT TO CURE. Landlord may (but shall not be obligated), on fifteen (15) days written notice to Tenant (except that no notice need be given in case of emergency) cure on behalf of Tenant any Default hereunder by Tenant, and the cost of such cure (including any attorney’s fees incurred) shall be deemed Additional Rent payable upon demand.

19. INSURANCE.

     (a) Tenant, at its expense, shall maintain, at all times during the Term, (i) all-risk property insurance covering all perils and contingencies as may be required by Landlord or any mortgagee or underlying lessor, including, in all events, coverage for fire, lightning, windstorm, hail, explosion, terrorism, vandalism and malicious mischief, riot and civil commotion, and smoke, with a replacement cost endorsement insuring one hundred (100%) percent of the replacement cost of all Tenant’s Improvements and Tenant’s Property, (ii) commercial general liability insurance, including blanket contractual liability coverage, with limits of not less than Two Million Dollars ($2,000,000) combined single limit for personal injury and property damage liability in any one occurrence together with umbrella or excess liability coverage in an amount not less than Two Million Dollars ($2,000,000), (iii) business interruption insurance or rent loss insurance (or a comparable policy of insurance providing the same benefits), in minimum amounts of not less than twelve (12) times the monthly Annual Base Rent and estimated Additional Rent then in effect during any Lease Year; (iv) comprehensive automobile liability insurance (covering all owned, non-owned and hired vehicles), in an amount of not less than One Million Dollars ($1,000,000) for each accident;

(v) worker’s compensation insurance, in minimum limits as required by the State of New Jersey (as the same may be amended from time to time), for all employees of Tenant engaged in any work on or about the Premises, (vi) employer’s liability insurance, in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee, (or such greater amount as may be mandated by Legal Requirements), for all employees of Tenant engaged in any work on or about the Premises, (vii) in amplification of the insurance requirements relating to Tenant’s Alterations set forth in Article 42, below, but without limitation thereof, for any period during which construction is being performed by or on behalf of Tenant in or about the Premises, builder’s all risk insurance (completed value non-reporting form), covering all perils and contingencies as may be required by Landlord or its Mortgagee, including, in all events, coverage for vandalism and malicious mischief with a replacement cost endorsement, (viii) if Tenant shall use the Premises for entertaining or for any other social function (including parties and/or receptions for clients, customers, employees and/or others) at which any alcoholic beverages are served, Tenant shall obtain an endorsement to its policy of commercial general liability insurance (if such coverage is not already provided by such policy) providing host liquor liability coverage of not less than One Million Dollars ($1,000,000) for bodily injury and property damage liability in anyone occurrence and, if Tenant shall have contracted with a third party to serve such alcoholic beverages, Tenant shall also cause such third party to obtain an endorsement to its policy of commercial general liability insurance (if such coverage is not already provided by such policy) providing liquor liability coverage of not less than One Million Dollars ($1,000,000) for bodily injury and property damage liability in anyone occurrence; provided, however, that nothing contained in this Section 19(a) shall be construed to permit Tenant to use the Premises for any use or purpose other than the Permitted Use, and (ix) such other insurance, with such limits, as Landlord shall from time to time reasonably require Tenant to maintain. Landlord may, from time to time, require that the limits of the aforesaid insurance be increased. The deductibles of any insurance required to be maintained by Tenant shall be in amounts reasonably satisfactory to Landlord. Landlord, Meritage Properties, Linque Management Company, Inc. (and/or, at Landlord’s option, any mortgagee or underlying lessor), shall be named as a “loss payee” under the insurance policies providing “all risk” property coverage on Tenant’s Improvements. Landlord and its managing agent, if any, and each mortgagee and underlying lessor whose name and address shall previously have been furnished to Tenant in writing shall be named as additional insureds under Tenant’s insurance policies providing general liability coverage. Each of the insurance policies required to be maintained pursuant to this Section 19(a) shall be issued by companies licensed to do business in the State of New Jersey having a Best’s rating of A+:VII or better, and otherwise reasonably acceptable to Landlord, and shall contain a provision whereby the same cannot be cancelled or modified unless Landlord and any additional insureds are given at least thirty (30) days’ prior written notice thereof. Tenant, at least ten (10) days prior to the Commencement Date, and thereafter (for renewals of existing policies) at least ten (10) days prior to the date of expiration of any existing policy, shall deliver to Landlord a duplicate original insurance policy, an insurance binder (countersigned by the insurer), or Evidence of Insurance (in form ACORD 28) for each insurance policy required to be carried by Tenant hereunder. Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance on the Building and commercial general liability insurance, in such form and having such limits as are reasonably determined by Landlord.

     (b) Tenant shall not violate, or suffer any violation of, any Insurance Requirements or any terms or conditions imposed by any insurance policy then issued in respect of the Real Property. Each party agrees to have included in each of its “all risk” insurance policies (insuring the Base Building in case of Landlord, and insuring Tenant’s Improvements and Tenant’s Property in the case of Tenant) a waiver of the insurer’s right of subrogation against the other party during the Term. Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the Term, if, and to the extent, such loss, damage or destruction is, or under this Article 19 is required to be, insured under a policy or policies containing a waiver of subrogation.

20. LIABILITY.

     (a) Each of the parties hereto hereby releases the other, to the extent of the releasing party’s insurance coverage, from any and all liability for any loss or damage covered by such insurance which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees; provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect the policy or the right of the insured to recover thereunder. If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is available; provided that if an additional premium is charged for such waiver, the party benefiting therefrom agrees to pay the amount of such additional premium promptly upon being billed therefor.

     (b) Without limiting the foregoing, Landlord, its agents and employees shall not be liable to Tenant, and Tenant hereby releases Landlord, its agents and employees, for any loss of life, personal injury or damage to property in the Demised Premises from any cause whatsoever unless such loss, injury or damage is the result of the negligence or willful misconduct of Landlord, its agents or employees or a material breach of Landlord’s obligations hereunder. Notwithstanding anything to the contrary set forth in this Lease, Landlord, its agents and employees shall in no event be liable to Tenant, and Tenant hereby releases Landlord, its agents and employees, for any loss or damage to property, whether or not the result of the negligence or willful misconduct of Landlord, its agents or employees, to the extent that Tenant would be covered by insurance that Tenant is required to carry hereunder or is covered by insurance regardless of the insurance requirements set forth herein, or to the extent of insurance customarily maintained by similarly situated tenants for the risk in question (even if Tenant failed to maintain such insurance). Tenant shall and does hereby indemnify and hold Landlord, its agents and employees harmless from and against any and all claims, actions, damages, liability and expenses (including reasonable attorneys fees) in connection with any loss of life, personal injury or damage to property in or about the Demised Premises or arising out of the negligent use or occupancy of the Demised Premises by Tenant, its agents, employees, invitees or contractors, or occasioned in whole or in part by Tenant, its agents, employees, invitees or contractors, unless such loss, injury or damage was caused by the negligence or willful misconduct of Landlord, its agents or employees. Tenant’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

     (c) Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, shareholders or trustees, or any of their respective partners, members, shareholders or trustees, and any liability for damage or breach or nonperformance by Landlord, its agents or employees or for the negligence of Landlord, its agents or employees, shall be collectible only out of Landlord’s interest in the Building and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners, members, shareholders or trustees or any of its or their partners, members, shareholders, trustees, officers, agents, employees, legal representatives, successors or assigns, if any; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party be liable to the other for any consequential damages, lost profits, loss of business or other similar damages, regardless of whether the same arises out of the negligence of either party, its agents or employees; provided however, that, notwithstanding anything contained herein to the contrary, Tenant shall be liable to Landlord for all damages, losses, costs and expenses (including reasonable attorney’s fees and expenses) including, without limitation, consequential damages suffered or incurred by Landlord as a result of Tenant’s holdover after the expiration or earlier termination of the Term of this Lease. Landlord acknowledges that none of Tenant’s covenants, undertakings, or agreements are intended as personal covenants, undertakings or agreements of Tenant’s partners, shareholders, directors, officers, trustees, or employees, or any of their respective partners, shareholders, directors, officers, trustees or employees.

21. ENVIRONMENTAL MATTERS.

     (a) Tenant shall conduct, and cause to be conducted, all operations and activity by Tenant at the Demised Premises in compliance with, and shall in all other respects applicable to the Demised Premises comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the environment (hereinafter collectively called “Environmental Statutes”) including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation, presence or other regulation of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and (iii) those concerning conditions in, at or outside the Building.

     (b) Tenant, its agents, employees, contractors and invitees shall not cause or suffer or permit to occur in, on or under the Demised Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of hazardous substances (including without limitation asbestos and petroleum products), hazardous wastes or hazardous materials (as such terms are now or hereafter defined under any Environmental Statutes) or any other material, substance, liquid, effluent or product now or hereafter regulated by any Environmental Statutes (all of the foregoing herein collectively called “Hazardous Substances”), except that construction materials (other than asbestos or polychlorinated biphenyls), office equipment and cleaning solutions, and other maintenance materials that are or contain Hazardous Substances may be used, generated, handled or stored on the Demised Premises, provided such is incident to and reasonably necessary for the operation and maintenance of the Demised Premises for the Permitted Use and is in compliance with all Environmental Statutes and all other applicable governmental requirements. Should Tenant, its agents, employees, contractors or invitees cause any release of Hazardous Substances at the Demised Premises, Tenant shall immediately notify Landlord in writing and immediately contain, remove and dispose of, such Hazardous Substances and any material that was contaminated by the release and to remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Tenant shall comply with all Environmental Statutes.

     (c) Tenant shall indemnify, defend and hold harmless Landlord, its mortgagee, any ground or underlying lessor and its or their agents and employees, from and against actual damages suffered by Landlord as a result of claims, demands, liabilities, costs, expenses, penalties, damages and losses including reasonable attorney's fees (but not including consequential damages), which may be imposed upon, incurred by or asserted or awarded against Tenant arising out of, on account of or by reason of Tenant’s breach of any of the provisions of this Article.

     (d) Tenant’s covenants, obligations and liabilities under this Article shall survive the expiration or earlier termination of this Lease.

     (e) Landlord has advised Tenant of the following pre-existing environmental conditions (the “Pre-Existing Environmental Conditions”), which, to the actual knowledge of Landlord, are the only pre-existing environmental conditions at the Property and Tenant acknowledges that it is aware of such Pre-Existing Environmental Conditions:

          (i) The Property was owned and occupied by American Standard, Inc. (“American Standard”) between 1933 and 2001. During that period, American Standard utilized the Property to manufacture vitreous plumbing fixtures from clay, plaster of Paris and glazes. American Standard also used an adjoining parcel that was then owned by American Standard (“Parcel B”) for disposal of ceramic pottery (off-specification product and damaged pieces), pottery molds, incidental raw materials and limited amounts of concrete, wood and metal. Beginning in 1988, in anticipation of cessation of manufacturing activities, American Standard investigated environmental conditions at the Property, as well as Parcel B, as required by the New Jersey Environmental Cleanup Responsibility Act (“ECRA”), which has since been amended and renamed the Industrial Site Recovery Act (“ISRA”). As required by ECRA and ISRA, American Standard conducted these investigations under the jurisdiction and oversight of the New Jersey Department of Environmental Protection (“NJDEP”).

          (ii) Sampling and analysis of the discarded pottery materials indicated that a relatively small portion of the discarded materials contained certain metals at concentrations exceeding regulatory thresholds for the identification of hazardous wastes under Environmental Statutes. At the direction of NJDEP, American Standard consolidated these materials into an area of approximately 1.74 acres on the western portion of the Property, not underlying the Building. This area has been designated by NJDEP as AOC 1. American Standard compacted the material that was placed in AOC 1, and installed a clay cap and groundwater monitoring wells. American Standard maintains responsibility for AOC 1 pursuant to a Memorandum of Agreement between American Standard and NJDEP. AOC 1 is also governed by a Deed Notice, which Deed Notice is filed with the Mercer County Clerk’s Office. Deed Notices are required by NJDEP for cleanup actions that include leaving soil in place that contains any Hazardous Substances at concentrations above applicable NJDEP cleanup standards. The Deed Notice reflects NJDEP’s requirement that the soil in AOC 1 may not be disturbed without NJDEP’s permission and that American Standard is responsible for maintenance of AOC 1.

          (iii) Additional environmental evaluation of the Property was carried out by Preferred Real Estate Investments (“Preferred”) prior to its acquisition of the Property in 2004. Preferred then entered into a Memorandum of Agreement with NJDEP, under which Preferred agreed to consolidate soils that contain discarded pottery materials in certain designated areas of the Property. The discarded pottery materials contain certain metals at concentrations exceeding cleanup standards for commercial property established by NJDEP (but below concentrations at which such materials would be regulated as hazardous waste). The method of remedial action selected by Preferred and approved by NJDEP includes the placement of a geotextile liner over the soils, with clean fill placed over the geotextile liner. To the best of Landlord’s knowledge, this remedial action is in progress. Landlord has been advised by Preferred and NJDEP that, once the remedial action has been completed to the satisfaction of NJDEP, NJDEP will issue a No Further Action determination, subject to the filing of appropriate Deed Notices. Landlord has been further advised by Preferred and NJDEP that the Deed Notices will reflect NJDEP’s requirement that the areas of the Property governed by the Deed Notices may not be disturbed without NJDEP’s permission and that Landlord will be responsible for maintenance of those areas. The Deed Notices are required to be filed with the Mercer County Clerk’s Office. None of the areas of the Property governed by the Deed Notices will be underneath the Building.

          (iv) In March 2006, NJDEP determined that recycled concrete aggregate that had been used on the unpaved section of Metro Boulevard located on the Property as well as on Parcel B had originated at a facility formerly owned by Ford Motor Company (“Ford”) in Edison, New Jersey. NJDEP further determined that the recycled concrete aggregate contained polychlorinated biphenyls (“PCBs”). NJDEP issued an Administrative Order to Ford as well as to Edgewood Properties, Inc. (“Edgewood”), the current owner of Parcel B, requiring removal and proper off-site disposal of the recycled concrete aggregate. Landlord has been advised that Edgewood has completed removal of the recycled concrete aggregate and has submitted a report to NJDEP. Landlord has been further advised that Edgewood is awaiting approval of the report and issuance of a No Further Action determination by NJDEP. To the best of Landlord’s knowledge, none of the recycled concrete aggregate remains on the Property.

     (f) Landlord shall indemnify, defend and hold harmless Tenant from and against actual damages suffered by Tenant during the Term of this Lease as a result of claims, demands, liabilities, costs, expenses, penalties, damages and losses including reasonable attorney's fees (but not including consequential damages), which may be imposed upon, incurred by or asserted or awarded against Tenant arising out of or on account of any Pre-Existing Environmental Conditions.

     (g) In the event Landlord shall decide to carry environmental insurance, Tenant shall be liable for, and pay to Landlord as Additional Rent, Tenant’s Share of the annual premium therefor, within fifteen days of Tenant’s receipt of a statement for such annual premium from Landlord. Landlord’s statement therefor shall be prorated for any part year during the coverage period of such insurance. In no event shall Tenant pay in excess of seven hundred fifty ($750.00) Dollars toward such premium during any one Lease Year.

22. SUBORDINATION. This Lease is and shall be subject and subordinate to all of the terms and conditions of all underlying mortgages and to all ground or underlying leases of the Property which may now or hereafter encumber the Building and/or the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be necessary. Notwithstanding the automatic subordination of this Lease, Tenant shall execute, within five (5) business days after request, any certificate that Landlord may reasonably require acknowledging such subordination. If Landlord has attached to this Lease, or subsequently delivers to Tenant, a form of subordination agreement required by a mortgagee of the Property, Tenant shall execute and return the same to Landlord within five (5) business days after receipt thereof by Tenant. Landlord shall obtain nondisturbance agreements for the benefit of Tenant from ground lessor 240 Princeton Urban Renewal, L.L.C. and from ground sublessor 240 Princeton Subtenant, L.P., on such lessor’s standard form, not later than sixty (60) days after the date of this Lease. Landlord shall use commercially reasonable efforts to obtain nondisturbance agreements from all current or future mortgagees, ground or underlying lessor of the Property on such mortgagee’s or lessor’s standard form. Notwithstanding the foregoing, the party holding the instrument to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action, and in such case this Lease shall continue in full force and effect at the option of the party holding the superior lien (subject to the limitations in Sections 20(c) and 32(c)), and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment.

23. ESTOPPEL STATEMENT. Either party shall from time to time, within five (5) business days after request from the other party, execute, acknowledge and deliver to the requesting party a statement certified to the requesting party and, as applicable, to any prospective mortgagee and purchaser, certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which Rent and other charges have been paid, and whether or not, to the best of the certifying party’s knowledge, the requesting party is in Default or whether the certifying party has any claims or demands against the requesting party (and, if so, the default, claim and/or demand shall be specified), and such other information reasonably requested by the requesting party and such prospective mortgagee and/or purchaser, as the case may be.

24. RESERVATION OF LANDLORD’S RIGHTS. Notwithstanding anything to the contrary contained herein, Landlord explicitly reserves, without limitation, the following rights, each of which Landlord may exercise without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Demised Premises and shall not give rise to any claim for setoff or abatement of Rent or any other claim or otherwise affect any of Tenant’s obligations hereunder:

     (a) to decorate or make repairs, alterations, additions or improvements, whether structural or otherwise, in and about the Property, including the Building and the Common Areas, and/or to discontinue the availability of any Common Areas or to substitute different Common Areas (provided that Landlord shall maintain such Common Areas as are necessary to provide reasonable access and use of the Demised Premises, and provided further that, during the continuance of any work by Landlord, Landlord may temporarily close doors, entrance ways, corridors or any other public areas of the Building, or temporarily suspend services or the use of facilities or the Common Areas, so long as Landlord endeavors to minimize any undue disruption to Tenant’s access);

     (b) to regulate delivery of supplies and the usage of common loading docks, receiving areas and freight elevators, if any;

     (c) to enter the Demised Premises at reasonable times and upon reasonable notice to inspect the Demised Premises and to make repairs, alterations or improvements to the Demised Premises or other portions of the Building, including other tenants’ premises, provided that Landlord shall use reasonable efforts to avoid material interference to the conduct of Tenant’s business operations therein;

     (d) to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Demised Premises in reasonable locations, provided that Landlord shall use reasonable efforts to avoid material interference to the conduct of Tenant’s business operations therein;

     (e) to exclusively utilize the roofs, telephone, electrical and janitorial closets, equipment rooms, building risers and similar areas that are used by Landlord for the provision of Building services; and

     (f) with reasonable notice to Tenant, to show the Demised Premises to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the Term, to prospective tenants.

25. EXPIRATION OF TERM; HOLDING-OVER. Upon or prior to the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord peaceably and quietly in as good order and condition as existed at the inception of the Term, reasonable use and wear thereof, damage from fire and extended coverage type risks, and repairs which are Landlord’s obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant. Should Tenant continue to occupy the Demised Premises after the expiration of the Term, including any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limitation of any of Landlord’s rights or remedies therefor) be one at sufferance, and, at a minimum monthly Base Rent equal to two hundred percent (200%) of the Base Rent payable for the last full month of the Term. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of the Demised Premises by summary proceedings or otherwise. In the event that Landlord is unable to deliver possession of the Demised Premises to a new tenant or to perform improvements for a new tenant as a result of any holdover by Tenant after receipt of Landlord’s notice to vacate, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers as a result of Tenant’s holdover.

26. SECURITY INTEREST. Deleted prior to execution.

27. FINANCIAL STATEMENTS. Upon the request of any mortgagee, prospective mortgagee or prospective purchaser of the Property, Tenant shall provide to Landlord complete copies of Tenant’s latest public annual report and most recent audited financial statement, together with such other information as may be reasonably requested by such mortgagee and/or purchaser. Tenant represents and warrants that its financial statements are audited.

28. RENT, USE AND OCCUPANCY TAX. If, during the Term, including any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Demised Premises, Tenant’s use of the Demised Premises, or upon the amount of rentals collected therefor, Tenant will pay each month, as Additional Rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord. Notwithstanding the foregoing, in no event shall any such tax be passed through to Tenant if such tax is in lieu of Landlord’s income tax.

29. QUIET ENJOYMENT. Tenant, upon paying the Rent, and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Demised Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease and of record.

30. NOTICES. All notices required to be given hereunder shall be sent by registered or certified mail, return receipt requested, or by Federal Express or other overnight express delivery service or by hand delivery against written receipt or signed proof of delivery, to the respective Notice Addresses set forth in Section 1 (Fundamental Lease Provisions), and to such other person and address as each party may from time to time designate in writing to the other. Notices shall be deemed to have been received on the next business day when sent by Federal Express or other overnight express delivery service, and within two (2) business days when sent by registered or certified mail.

31. Deleted Prior to Execution.

32. MISCELLANEOUS.

     (a) Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Landlord’s Broker and Tenant’s Broker, if any, specified in Section 1 (Fundamental Lease Provisions), and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Tenant agrees to indemnify, defend and hold Landlord and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker, agent or other intermediary other than Landlord’s Broker or, if applicable, Tenant’s Broker, with respect to a claim for broker’s commission or fee or similar compensation brought by any person in connection with this Lease, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Landlord’s Broker pursuant to a separate, written agreement between Landlord and Landlord’s Broker. If any Tenant’s Broker is specified in Section 1 (Fundamental Lease Provisions), Landlord’s Broker shall pay Tenant’s Broker a co-brokerage commission pursuant to a separate, written agreement between Landlord’s Broker and Tenant’s Broker. Landlord agrees to indemnify, defend and hold Tenant and its partners, employees, agents, their officers and partners, harmless from and against any claims made by Landlord’s Broker and Tenant’s Broker.

     (b) The term “Tenant” as used in this Lease shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, limited liability companies, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. This Lease shall not inure to the benefit of any assignee, transferee or successor of Tenant except in accordance with the provisions of Section 13 of this Lease. Subject to the foregoing limitation, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Tenant, its successors and assigns.

     (c) The term “Landlord” as used in this Lease means the fee owner of the Building or, if different, the party holding and exercising the right, as against all others (except space tenants of the Building) to possession of the entire Building. In the event of the voluntary or involuntary transfer of such ownership or right to a successor-in-interest of Landlord, Landlord shall be freed and relieved of all liability and obligation hereunder which shall thereafter accrue (and, as to any unapplied portion of Tenant’s security deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to such successor in interest for the performance of the covenants and obligations of the Landlord hereunder (either in terms of ownership or possessory rights). The successor in interest (including without limitation any holder of a mortgage who shall succeed to Landlord’s possessory or ownership interest) shall not (i) be liable for any previous act or omission of a prior landlord; (ii) be subject to any rental offsets or defenses against a prior landlord; (iii) be bound by any payment by Tenant of Rent in advance in excess of one (1) month’s Rent; or (iv) be liable for any security not actually received by it. Subject to the foregoing, and to the provisions of Section 20(c), the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

     (d) If either Landlord or Tenant institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, the prevailing party shall be entitled to all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

     (e) Time is of the essence of this Lease and all of its provisions.

     (f) If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease due to strikes, acts of God, shortages of labor or materials, war, civil disturbances or other causes beyond the reasonable control of the performing party (“Force Majeure”), the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by the performing party. Notwithstanding the foregoing, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

     (g) Tenant shall not record this Lease or a short form memorandum of this Lease without the prior written consent of Landlord, and any such attempted recordation shall be void and of no force or effect and shall constitute a Default hereunder; and Tenant hereby appoints Landlord its attorney-in-fact to file any instrument to remove or discharge from record any such recordation of the Lease or memorandum.

     (h) Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease or any amendments or exhibits hereto.

     (i) This Lease, the exhibits, and any riders attached or referenced hereto and forming a part hereof set forth all of the promises, agreements, conditions, warranties, representations, understandings and promises between Landlord and Tenant relative to the Property, the Building, the Demised Premises and this leasehold and Tenant expressly acknowledges that Landlord and Landlord’s agents have made no representation, agreements, conditions, warranties, representations, understandings or promises, either oral or written, other than as expressly herein set forth, with respect to the Property, the Building, the Demised Premises, this leasehold or otherwise. No alteration, amendment, modification, waiver, understanding or addition to this Lease shall be binding upon Landlord unless reduced to writing and signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord. Tenant agrees to execute any amendment to this Lease required by a mortgagee of the Building, which amendment does not materially adversely affect Tenant’s rights or obligation hereunder.

     (j) The captions of the paragraphs in this Lease are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

     (k) If any provision contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (and the application of such provision to the persons or circumstances, if any, other than those as to which it is invalid or unenforceable) shall not be affected thereby, and each and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     (l) This Lease shall be governed by and construed in accordance with the laws of the State in which the Property is located, without giving effect to the principles of conflict of laws.

     (m) This Lease may be executed in two or more counterparts, each of which shall be deemed to be an original hereof, but all of which, taken together, shall constitute one and the same instrument.

33. PARKING. Landlord shall provide Tenant, throughout the Term, with the nonexclusive use not less than four (4) parking spaces per 1,000 rentable square feet of the Demised Premises, which parking spaces shall be located in the general parking area at the Property.

34. OPTION TO RENEW.

     (a) Provided that no uncured breach or default on the part of Tenant shall then exist under this Lease and that this Lease shall then be in full force and effect, Tenant shall have the option (the “Renewal Option”) to extend the Term of this Lease for one (1) additional term of five (5) years (the “Renewal Term”). The Renewal Option shall be exercisable only by Tenant giving by delivering written notice of the exercise thereof (herein called the “Renewal Notice”) to Landlord received by Landlord not later than the date that is nine (9) months prior, nor earlier than the date that is twelve (12) months prior, to the expiration of the original Term, TIME BEING OF THE ESSENCE. Tenant shall lease the Premises during the Renewal Term in its then current condition, and Landlord shall have no obligation to perform any work to the Premises, or to provide Tenant with any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements. The Renewal Term shall commence on the date immediately succeeding the Expiration Date, and end on the fifth (5th) anniversary of the Expiration Date (such anniversary being herein called the “Renewal Expiration Date”). Landlord, at its option, may render the Renewal Notice null and void upon notice thereof to Tenant if, at the time that Landlord receives the same, Tenant shall be in uncured breach or default under this Lease.

     (b) If Tenant exercises the Renewal Option in accordance with the terms set forth above, then this Lease shall thereupon be extended for the Renewal Term upon all the same terms, covenants and conditions as are contained in this Lease and applicable prior to the Renewal Term, except that for, and during, the Renewal Term: (1) the Annual Base Rent shall be the Renewal Term Annual Base Rent (as hereinafter defined) for the Renewal Term, as determined as hereinafter set forth; (2) the Expiration Date shall be the Renewal Expiration Date; (3) any provisions of this Lease setting forth (i) workletter or other work obligations of Landlord, (ii) work allowances or contributions to be made by Landlord or (iii) abatements of Rent, shall not apply; (4) Tenant shall not have an option to renew the Term during the Renewal Term pursuant to the provisions of this Section.

     (c) The following provisions shall apply for determining the Annual Base Rent for the Renewal Term:

          (i) As used herein, the term “Renewal Term Annual Base Rent” for the Renewal Term shall mean a fixed rent payable at a per annum rate equal to the greater of (1) the Annual Base Rent payable during the Lease Year immediately preceding the Renewal Term or (2) the product of (i) the ninety five percent (95%) of the Renewal Fair Market Annual Base Rent for such Renewal Term, multiplied by (ii) the number of rentable square feet in the Premises.

          (ii) As used herein, the term “Renewal Fair Market Annual Base Rent” for the Renewal Term shall mean the annual base rent, per rentable square foot per annum, that a willing tenant would pay and a willing landlord would accept for a hypothetical renewal lease of the Premises having a 5 year term (commencing with the commencement of the Renewal Term), and providing for fixed annual rent on a level payment basis throughout such term (i.e., no step-ups in fixed rent), assuming: (x) that the Premises were being demised by such hypothetical renewal lease in their “as is” condition as of the date that Tenant exercised the Renewal Option; (y) that the terms of such hypothetical renewal lease would (1) include a work allowance or contribution to be paid by such willing landlord to such willing tenant in an amount equal to the amount, if any, that Landlord in its Initial Renewal Rent Notice (as hereinafter defined) has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), (2) include a free rent period during which such willing tenant would not pay any fixed rent having a duration equal to the free rent period, if any, that Landlord in its Initial Renewal Rent Notice has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period), and (3) otherwise be the same terms and conditions as are provided for in this Lease for the Renewal Term; and (z) that such willing landlord would be paying a brokerage commission in respect of such hypothetical renewal lease equal to the actual brokerage commission, if any, payable by Landlord to Broker or any other broker to whom a commission may be owing in connection with the Renewal Term. Provided that not later than the date that is twelve (12) months prior, nor earlier than the date that is fifteen (15) months prior, to the expiration of the original Term Tenant makes a written request to Landlord for a proposed calculation of the Renewal Fair Market Annual Base Rent, Landlord shall provide such proposed calculation to Tenant prior to the expiration of Tenant’s time to exercise the Renewal Option.

          (iii) During the thirty (30) day period (the “Renewal Initial Period”) following Tenant’s exercise of the Renewal Option (i.e., after Landlord’s receipt of the Renewal Notice), Landlord and Tenant shall attempt to agree upon the Renewal Term Annual Base Rent for the Renewal Term (including any concessions to be provided in connection therewith), and prior to the expiration of the Renewal Initial Period Landlord shall give Tenant written notice (the “Initial Renewal Rent Notice”) containing Landlord’s determination of the Renewal Term Annual Base Rent for the Renewal Term based upon Landlord’s determination of the Renewal Fair Market Annual Base Rent (“Landlord’s Renewal Rent Determination”). If Landlord and Tenant fail to agree upon the Renewal Term Annual Base Rent for the Renewal Term within the Renewal Initial Period, then Tenant may, by written notice (a “Renewal Appraisal Notice”) received by Landlord before the expiration of fifteen (15) days after the expiration of the Renewal Initial Period, elect to have the Renewal Term Annual Base Rent for the Renewal Term determined by appraisal in accordance with the provisions set forth on Exhibit “E” annexed hereto. If Landlord does not receive a Renewal Appraisal Notice from Tenant before the expiration of such fifteen (15) day period, Tenant and Landlord shall be conclusively deemed to have agreed to Landlord’s Renewal Rent Determination, and the Renewal Term Annual Base Rent for the Renewal Term shall equal Landlord’s Renewal Rent Determination.

          (iv) If, as of the first day of the Renewal Term, the Renewal Term Annual Base Rent shall not have been finally determined, then (x) for the period from the commencement of the Renewal Term until the date that the Renewal Term Annual Base Rent is finally determined (herein called the “Renewal Pre-Determination Period”), Tenant shall make payments, on account of the Renewal Term Annual Base Rent for the Renewal Term (as and when Annual Base Rent is payable under this Lease), in an amount equal to the Annual Base Rent in effect immediately prior to the commencement of the Renewal Term, and (y) if, upon the final determination of the Renewal Term Annual Base Rent for the Renewal Term, the payments made by Tenant on account of the Renewal Term Annual Base Rent for the Renewal Term during the Renewal Pre-Determination Period were less than the Renewal Term Annual Base Rent for the Renewal Term, then Tenant shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate, within twenty (20) days after demand therefor.

          (v) Tenant’s right to renew this Lease shall automatically terminate if this Lease or Tenant’s right to possession of the Premises is terminated. Tenant shall have no further right to extend the Term following the expiration of the Renewal Term. Except as set forth in this Section 34, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in effect during the Renewal Term.

          (vi) Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord an instrument or instruments in form reasonably satisfactory to Landlord confirming any terms and conditions of this Lease applicable to the Renewal Option or the Renewal Term, including without limitation whether or not the Renewal Option has been exercised and the Renewal Term Annual Base Rent for the Renewal Term, but any failure of Tenant to execute, acknowledge and deliver such instrument(s) shall not affect the validity of the Renewal Term or any of the provisions of this Section 34.

35. INTENTIONALLY DELETED.

36. OFAC. Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including, without limitation, the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall indemnify and hold Landlord harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliates that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made by Tenant in this Section 36 or a breach of any covenant to be performed by Tenant pursuant to this Section 36.

37. COMPLIANCE WITH LAWS. Subject to Section 7(b)(10) of this Lease, Tenant, at its expense, shall (i) comply with all Legal Requirements requiring compliance in respect of the Premises or the use and occupancy thereof, and (ii) be responsible for the cost of any other compliance with Legal Requirements in respect of the Building and Land which arises from Tenant’s use and occupancy of the Premises; provided, however, that Tenant shall not be required to perform, or be responsible for the cost of, any alterations to the Building which are required to be performed to comply with any Legal Requirements, unless the need for such compliance arises by reason of (w) the manner of conduct of Tenant’s business in the Premises, (x) the performance of any Alterations or the operation, use or presence of any Tenant’s Improvements or Tenant’s Property, (y) any condition created by or at the instance of Tenant, or (z) the breach of any of Tenant’s obligations hereunder.

38. AFFIRMATIVE WAIVER. Landlord and Tenant each hereby waives trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease. Tenant shall not interpose any counterclaim of any kind, except for mandatory or compulsory counterclaims in any actions or proceeding commenced by Landlord, of any kind, to recover possession of the Premises. Tenant hereby waives any right of redemption or similar right that it may have with respect to this Lease or the Premises after the expiration or earlier termination of the Term of this Lease.

39. NO REPRESENTATIONS. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant in executing and delivering this Lease is not relying upon, any warranties, representations, promises or statements of Landlord, any agent or representative of Landlord or any third-party, except to the extent that the same are expressly set forth in this Lease.

40. OFFERED SPACE OPTION. (a) If at any time during the term of this Lease but prior to the last twenty-four (24) months of the Term (as the same may be extended) Landlord proposes to lease any portion of the rentable area of the first (1st) floor of the Building which is not subject to this Lease and which is contiguous with and adjacent to the Demised Premises (the “Offered Space”) and Landlord anticipates that such space shall become Available (as hereinafter defined), except in the case of an Accelerated Offered Space Notice (as hereinafter defined), Landlord shall deliver notice thereof to Tenant (an “Offered Space Notice”), which Offered Space Notice shall set forth the Offered Space in question, Landlord’s determination of the Offered Space Fair Market Value (as hereinafter defined) for such Offered Space, the rentable square footage of such Offered Space, Tenant’s Share in respect of such Offered Space and the date Landlord anticipates that such Offered Space will become available for leasing. Provided that all of the conditions precedent set forth in this Article 40 are fully satisfied by Tenant, Tenant shall, subject to paragraph (c), have a one-time option (an “Offered Space Option”), exercisable by Tenant delivering irrevocable notice to Landlord (an “Acceptance Notice”), to lease all (but not less than all) of such Offered Space, upon the terms and conditions set forth in this Article 40, within twenty (20) days of the giving by Landlord of such Offered Space Notice and this Lease shall thereupon be modified as provided in paragraph (g) hereof.

     (b) Time shall be of the essence as to Tenant’s giving of any Acceptance Notice. If Tenant fails to timely give any Acceptance Notice, Landlord shall have no further obligation to Tenant (except as hereinafter set forth), and Tenant shall have no further rights, with respect to the Offered Space in question, and Landlord shall be free to lease such Offered Space in one or more transactions to any third party or to otherwise dispose of such Offered Space, subject to paragraph (c), below.

     (c) In the event that Tenant has not sent the Acceptance Notice in respect of any Offered Space, and thereafter Landlord proposes to lease such Offered Space to a third party upon economic terms which result in a “net effective rent” (e.g., rental, free rent, construction, construction allowance, and escalation), discounted to present value at the rate customarily used by Landlord for discounting, which is less than 90%, adjusted, as reasonably determined by Landlord, to appropriately account for any difference between the Term and the term of the proposed lease, of the terms set forth in the Offered Space Notice (“Third Party Terms”), then Landlord shall be obligated to re-offer such Offered Space to Tenant on the Third Party Terms, except that Tenant’s time within which to send an Acceptance Notice shall be five (5) business days. If Landlord shall fail to enter into a lease with respect to any Offered Space within two hundred seventy (270) days after offering such Offered Space to Tenant (which two hundred seventy (270) day period shall be subject to automatic extension in the event Landlord is negotiating a lease with a third party prior to the expiration of such two hundred seventy (270) day period for so long as such negotiations are active), Landlord shall be obligated to re-offer such Offered Space to Tenant in accordance with the provisions of paragraph (a) prior to Landlord entering into a lease with a third party with respect to such Offered Space.

     (d) “Available” shall mean for the purposes of this Article that at the time in question (i) no person or entity leases or occupies the Offered Space in question or any portion thereof, whether pursuant to a lease or other agreement, and (ii) no person or entity holds any option or right to lease or occupy such Offered Space or to renew its lease or right of occupancy thereof, provided, however, that with respect to clause (ii) of paragraph (d), Landlord agrees from the date hereof not to grant any expansion (except as set forth below) or offer rights to any persons with respect to any of the Offered Space unless any such grant is subject and subordinate to the rights of Tenant hereunder. Landlord shall be free to extend the current tenant’s (solely for the current tenant’s then current space), pursuant to such tenant’s existing right contained in its lease in respect of renewal but not in respect of any expansion and such space shall not be deemed to be Available. Landlord shall also be free to grant to any future tenants of the Building fixed expansion rights (not rights of first offer, unless subject and subordinate to any rights of Tenant hereunder, but “must take” obligations or a direct lease of such space, i.e., notwithstanding any provision of this Article to the contrary, Landlord is free to directly lease any of the Offered Space to any third party at any time during the Term, provided such leasing is not pursuant to a right of first offer) and renewal rights to such Offered Space.

     (e) “Offered Space Fair Market Value” shall mean the fair market annual rental value of the Offered Space in question as determined by Landlord at the commencement of the leasing of such Offered Space for a term commencing on the Offered Space Commencement Date (as hereinafter defined) applicable to such Offered Space and ending on the Expiration Date, based on comparable space in the Building and based on comparable space in comparable Buildings, including all of Landlord’s services provided for in this Lease, and with (i) such Offered Space considered as vacant and in the “as is” condition which same shall be in on such Offered Space Commencement Date, (ii) the Base Tax Year being the Tax Year commencing on the January 1 of the calendar year in which such Offered Space Commencement Date occurs, and (iii) the Base Operating Year being the calendar year commencing on the January 1 of the calendar year in which such Offered Space Commencement Date occurs.

     (f) Tenant shall have no right to exercise any Offered Space Option unless all of the following conditions have been satisfied on the date the applicable Acceptance Notice is delivered to Landlord and on the applicable Offered Space Commencement Date:

          (i) No Event of Default shall have occurred and then be continuing hereunder;

          (ii) The Tenant named herein (i.e., Voxware, Inc. or a Permitted Transferee) shall be in occupancy of at least 80% of the rentable square feet of the then Premises; and

          (iii) There shall not have occurred any material adverse change in the financial condition of Tenant from the condition described on the financial statements submitted by Tenant to Landlord in connection with this Lease.

     (g) Effective as of the date on which Landlord delivers vacant possession of the Offered Space in question to Tenant (an “Offered Space Commencement Date”) through and including the Expiration Date:

          (i) Annual Base Rent for such Offered Space shall be the Offered Space Fair Market Value applicable thereto as determined in accordance with this Article 40;

          (ii) Tenant shall make additional payments on account of Taxes and Operating Expenses with respect to such Offered Space in accordance with Article 7 and 7A of this Lease, except that (x) the Base Tax Year shall be the Tax Year commencing on the January 1 of the calendar year in which such Offered Space Commencement Date occurs and (y) the Base Operating Year shall be the calendar year commencing on the January 1 of the calendar year in which such Offered Space Commencement Date occurs;

          (iii) The rentable square footage of the Offered Space shall be as set forth in the applicable Offered Space Notice (which the parties agree shall be the rentable square footage of such Offered Space for all purposes of this Lease) and Tenant’s Proportionate Share shall be appropriately adjusted;

          (iv) Such Offered Space shall be delivered in its “as is” condition, and Landlord shall not be obligated to perform any work with respect thereto or make any contribution to Tenant to prepare such Offered Space for Tenant’s occupancy;

          (v) Such Offered Space shall be added to and be deemed to be a part of the Premises for the term applicable thereto in the Offered Space Notice for all purposes of this Lease (except as otherwise provided in this Article 40);

          (vi) Landlord shall provide electricity to such Offered Space pursuant to the terms and conditions of Article 8 of this Lease; and Landlord shall install submeters in such Offered Space (if not already existing), at Tenant’s expense, to measure Tenant’s consumption of electricity in such Offered Space;

          (vii) The expiration date of such Offered Space shall be the Expiration Date and the Term of such Offered Space shall be the period commencing on the Offered Space Commencement Date and ending on the Expiration Date, both dates inclusive; and

          (viii) If Tenant shall not lease the entirety of a floor of the Building upon the exercise of an Offered Space Option and if Tenant shall thereafter lease the remainder of such floor hereunder, the Premises shall, from and after Tenant’s leasing of the remainder of such floor, include the common corridors and lavatories on such floor.

     (h) In no event shall Landlord be obligated to incur any fee, cost, expense or obligation, nor to prosecute any legal action or proceeding, in connection with the delivery of any Offered Space to Tenant nor shall Tenant’s obligations under this Lease with respect to the Premises or the Offered Space be affected thereby. Landlord shall not be subject to any liability and this Lease shall not be impaired if Landlord shall be unable to deliver possession of any Offered Space to Tenant on any particular date, provided, however, that Landlord shall use commercially reasonable efforts to cause the existing tenant or occupant of the Offered Space to vacate the same on or before ninety (90) days after anticipated Offered Space Commencement Date as set forth in the Offered Space Notice (including the initiation and prosecution of a holdover proceeding if such tenant or occupant holds over beyond such 90-day period or sooner at the beginning of such 90-day period or at any time during such 90-day period if Landlord does not believe in good faith that such tenant or occupant intends to vacate the Offered Space within such 90 day period). If Landlord fails to deliver vacant possession of any of the Offered Space in accordance with the terms of this Lease prior to three hundred sixty five (365) days after the expected delivery date set forth in the applicable Offered Space Notice (the “Offered Space Outside Delivery Date”), Tenant shall have the right within thirty (30) days after such Offered Space Outside Delivery Date, as its sole and exclusive remedy therefor, to cancel this Lease in respect of the Offered Space in question by giving notice of cancellation to Landlord. If Tenant timely delivers the aforesaid cancellation notice, this Lease in respect of the Offered Space in question shall terminate (thirty) 30 days after the date of such notice, unless Landlord delivers vacant possession of the Offered Space in question in the condition required by this Lease within 30 days after Tenant gives such cancellation notice in respect of the Offered Space in question, in which case Tenant’s cancellation notice shall be void and this Lease in respect of the Offered Space in question shall continue in full force and effect. Failure by Tenant to exercise such right to cancel this Lease with respect to the Offered Space in question within such 30-day period shall constitute a waiver of such right; time being of the essence with respect thereto.

     (i) Upon request by Landlord made on or following any Offered Space Commencement Date, Tenant will execute, acknowledge and deliver to Landlord an amendment to this Lease setting forth such Offered Space Commencement Date and Fixed Rent for the Offered Space in question, and reflecting the incorporation of such Offered Space into the Premises, and the modifications to this Lease resulting therefrom, as provided in this Article 40. The failure of either party to execute and deliver such an amendment shall not affect the rights of the parties under this Lease.

     (j) In the event that the existing lease for the Offered Space is terminated prior to the expiration date specified therein as a result of the termination of such lease by mutual agreement (or otherwise) by reason of the tenant’s financial condition or by reason of such tenant’s default, then in any such case Landlord may elect to accelerate the Offered Space Commencement Date to a date which may be within the first Lease Year with respect to such Offered Space (or any portion thereof) by giving immediate notice of such acceleration (an “Accelerated Offered Space Notice”) to Tenant (without any obligation to comply with the notice provisions contained in paragraph (a) of this Article), specifying the date upon which Landlord anticipates that Landlord shall deliver such Offered Space to Tenant. In the event of such acceleration, Tenant shall have fifteen (15) days after delivery by Landlord of the acceleration notice within which to exercise its option to lease such Offered Space (time being of the essence with respect to the giving of the notice by Tenant).

41. AMERICANS WITH DISABILITIES ACT. Tenant hereby represents that it is not a public accommodation, as defined in the Americans With Disabilities Act of 1990, as amended (the “ADA”). Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the requirements of Title I and/or Title III of the ADA within the Premises and, if measures required outside of the Premises are attributable to Tenant’s alterations to or particular use of the Premises, outside of the Premises as well. Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, however, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Tenant shall indemnify the Landlord for all claims, damages, judgments, penalties, fines, administrative proceedings, costs, expenses and liability arising from Tenant’s failure to comply with any of the requirements of Title I and/or Title III of the ADA within the Premises. Landlord shall indemnify the Tenant for all claims, damages, judgments, penalties, fines, administrative proceedings, cost, expenses and liability arising from Landlord’s failure to comply with Title III of the ADA within the public areas. Notwithstanding anything to the contrary set forth herein, if (i) Landlord causes alterations or improvements to be made to the public areas of the Building to comply with the ADA, and (ii) such alterations or improvements solely benefit the Premises, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with the performance of such alterations or improvements.

42. TENANT’S ALTERATIONS, IMPROVEMENTS AND PROPERTY. (a) Except as otherwise provided herein, Tenant shall not make any Alterations (as defined below) of any nature without Landlord’s prior written approval as hereinafter provided. So long as Tenant complies with the provisions of this Article, Landlord’s approval of proposed Alterations shall not be unreasonably withheld, conditioned or delayed, unless the proposed Alterations are Material Alterations (as hereinafter defined). As used herein, the following terms shall have the following meanings: (I) “Alterations” shall mean any alterations made, or proposed to be made, by Tenant in or to the Premises; and (II) “Material Alterations” shall mean any Alterations which (a) affect the exterior (including the appearance) of the Building or any other portion of the Building outside of the Premises, (b) are structural or affect the structural elements of the Building, or (c) affect the usage or the proper functioning of the Building Systems or any part thereof. Tenant shall not be required to obtain Landlord’s consent for Alterations, if such Alterations (i) are not Material Alterations, do not require a construction or building permit, and cost (as an entire Alterations project) less than Thirty Thousand and 00/100 Dollars ($30,000.00), or (ii) are purely cosmetic or decorative (i.e., painting, wall coverings and/or carpeting). Tenant shall request Landlord’s written approval of any Alterations only by written notice to Landlord, which notice shall be accompanied, if applicable, by two (2) sets of detailed plans and specifications setting forth all such Alterations (such plans and specifications, with respect to any Alterations, being herein called the “Additional Plans”). All Additional Plans shall be prepared at Tenant’s expense by an architect licensed to practice in the State of New Jersey. Landlord shall not unreasonably withhold, condition or delay its approval of any proposed non-Material Alterations.

     (b) Tenant, in connection with any Alterations, shall (i) reimburse Landlord for all actual out-of-pocket costs reasonably incurred by Landlord (including the reasonable fees of any outside architect, engineer or other professional employed by Landlord) in connection with any review of any Additional Plans or any other items submitted by Tenant in connection therewith, and (ii) (A) in the event Tenant elects to have Landlord’s designated construction manager for the Building (herein called “Landlord’s Construction Manager”) provide construction management services with respect to such Alterations, Tenant shall pay Landlord’s Construction Manager fifteen percent (15%) of the aggregate cost of such Alterations as compensation for such construction management services, or (B) in the event Tenant does not elect to have Landlord’s Construction Manager provide construction management services with respect to such Alterations, Tenant shall pay Landlord’s Construction Manager a general supervision fee of five percent (5%) of the aggregate cost of such Alterations as compensation for general oversight and coordination by Landlord’s Construction Manager. Prior to commencing such Alterations, Tenant (i) shall furnish Landlord with an estimate of the cost of such Alterations (which estimate shall be subject to Landlord’s reasonable review and approval), and (ii) shall pay to Landlord’s Construction Manager the estimated amount of the construction management or general supervision fee described in the preceding sentence. Tenant acknowledges that any review or approval by Landlord of any Additional Plans with respect to any Alterations, and/or any on-site inspections of any Alterations, and/or any supervision by Landlord of Alterations, are solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency of any such Additional Plans or Alterations, or the compliance thereof with Legal Requirements, Insurance Requirements or the provisions of this Lease, and Landlord shall have no liability or responsibility therefor. Alterations shall be performed only by contractors that have been first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all Alterations to be diligently performed to completion in accordance with the Additional Plans approved by Landlord, in compliance with Legal Requirements and Insurance Requirements, and otherwise in a good and workmanlike manner (using materials at least equal in quality and class to the then standards for the Building).

Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all governmental permits and certificates required for the commencement and prosecution of Alterations and for final approval thereof upon completion. Alterations shall be performed in such manner as not to interfere with, or impose any additional expense (except to the extent Tenant reimburses Landlord therefor) upon, Landlord in the operation, management, maintenance and/or repair of the Real Property. Throughout the performance of any Alterations, Tenant, at its expense, shall carry, or cause to be carried, (i) workers’ compensation insurance in statutory limits, and (ii) such general liability insurance and other insurance as Landlord shall reasonably require (but not in excess of the insurance Tenant may be required to carry under Article 19 hereof). Tenant, promptly upon the completion of any Alterations, shall deliver to Landlord “as built” drawings therefor, if applicable. Tenant, in connection with any Alterations or any other work, shall comply with and observe, and shall cause each of its contractors to comply with and observe, the rules and regulations annexed hereto and made a part hereof as Exhibit “G”, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant in writing (such rules and regulations, as changed from time to time, being herein called the “Alteration Rules and Regulations”); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Alteration Rules and Regulations, the provisions of this Lease shall control.

     (c) For purposes of this Lease, the following definitions shall apply:

     “Tenant’s Improvements” shall mean all improvements, betterments, fixtures (inclusive of trade fixtures), equipment and appurtenances attached to or built into the Premises by or on behalf of Tenant (whether or not at Tenant’s expense) during the Term, including the Initial Tenant Improvements and all Alterations (and including Tenant’s line, riser and other connections to the Building Systems and any separate HVAC, electrical or other mechanical system or facility installed by or on behalf of Tenant), but excluding Tenant’s Property.

     “Tenant’s Property” shall mean all office furniture and equipment, movable partitions, communications equipment and other articles of movable personal property owned or leased by Tenant and located in the Premises, including floor and/or wall coverings and all computer and telephone cables installed by or on behalf of Tenant. For purposes of this Lease, Tenant’s Entrance Sign shall be deemed Tenant’s Property.

     (d) All Tenant’s Improvements, upon the installation thereof, shall be and remain Landlord’s property and shall not be removed by Tenant at anytime during the Term (except in connection with permitted Alterations) or upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, upon notice to Tenant given prior to the Expiration Date for Alterations for which Landlord’s approval has not been granted, Landlord may require Tenant, at Tenant’s expense, to remove all or any portion of any Tenant’s Improvements prior to the expiration of this Lease (or within thirty (30) days following the earlier termination hereof). In such event, Tenant shall repair any damage to the Real Property (including the Premises) resulting from any such removal and restore any affected areas thereof, normal wear and tear, damage from fire or other casualty, eminent domain or condemnation excepted.

     (e) All Tenant’s Property shall be and shall remain the property of Tenant throughout the Term and may be removed by Tenant at any time during the Term. Upon the expiration of this Lease (or within thirty (30) days after the earlier termination hereof), Tenant, at its expense, shall remove all Tenant’s Property from the Premises. Tenant shall repair any damage to the Real Property (including the Premises) resulting from any removal of Tenant’s Property and shall restore any affected areas of the Real Property, normal wear and tear, damage from fire or other casualty, eminent domain or condemnation excepted. Any items of Tenant’s Property which shall remain in the Premises after the expiration of this Lease (or, as the case may be, for more than thirty (30) days following an earlier termination of this Lease), may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine.

     (f) All Alterations shall be fully paid for by Tenant. No Tenant’s Improvements shall be subject to any conditional bills of sale, chattel mortgage or other title retention agreements. Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from, or otherwise connected with, Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any Tenant Party, which shall be issued by any Governmental Authority. Tenant shall defend, indemnify and hold harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or any Tenant Party and from and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of record by bonding, payment or otherwise, of all such liens and encumbrances within thirty (30) days after knowledge or notice thereof.

43. DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO EITHER PARTY SHALL NOT BIND EITHER PARTY IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF EITHER PARTY SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD-AND TENANT.

44. BEIP TERMINATION RIGHT. Provided that Tenant shall make prompt application for a Business Employment Incentive Program grant from the New Jersey Economic Development Authority, and provided that Tenant shall, in good faith, diligently prosecute such application, then Tenant shall have the right to terminate this Lease, without penalty, by written notice to Landlord given no later than 5:00 P.M. on January 15, 2008, time being of the essence with respect to such date, in the event that Tenant’s Business Employment Incentive Program grant request has not been given final approval by the New Jersey Economic Development Authority on or before January 15, 2008.

[Signatures to follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease or caused this Lease to be executed by their duly authorized representatives the day and year first above written.

Witness:	LANDLORD:

240 PRINCETON TCI ASSOCIATES, LLC,
a New Jersey limited liability company

/s/ Susan Lulla	By:	/s/ Andrew Lichy
Name: Andrew Lichy
Title:

Witness:	TENANT:

VOXWARE INC., a Delaware corporation

/s/ Monika Laszkowski	By:	/s/ Kenneth W. Riley
Name: Kenneth W. Riley
Title: Interim CFO

EXHIBIT “A”

DEMISED PREMISES

A-1

EXHIBIT “B”

SPACE PLAN

B

EXHIBIT “B-1”

CONSTRUCTION STANDARDS

I. PARTITIONS

     A. Provide fire/U.L. rated partitions in accordance with applicable code requirements.

     B. Drywall and insulate perimeter walls with 1/2” sheet rock on metal studs to underside of deck to meet USG standards. Provide minimum R-11.

     C. Standard partitions to be 3-5/8” 25 GA metal studs at 16” a/c to underside of ceiling grid. Metal runner at floor and ceiling. Typical at all locations unless otherwise noted.

     D. Secure sound partition to be 3-5/8 25GA metal studs at 16” o/c to underside of deck with 5/8” drywall and sound attenuation bats. Location: Mechanical and electric rooms.

     E. Sound partition, same as standard partition, with sound attenuation bats in wall and laid 2’-O” on each side of wall typical location.

     F. All partitions to have control/expansion joints as recommended by USG.

II. DOORS AND HARDWARE

     A. Interior single doors to be 3’-0” x 7’0” solid core birch doors with stain grade veneer. Doorframes to be painted hollow metal with a minimum of 3 door silencers. Typical all interior single door.

     B. Entrance doors to be pair of 3’-0” x 7’0” solid birch stain grade 6 lite doors with similar hardware as office doors with surface mounted closer and deadbolt.

     C. Interior doors to receive full mortise 5 knuckle hinges, wall-mounted doorstops and Schlage or approved equal passage sets, unless otherwise noted.

     D. Storage rooms, computer rooms, file rooms, conference rooms, etc. to receive same hardware as interior rooms with cylinder locksets.

     E. All hardware to have brushed aluminum finish.

III. FLOOR FINISHES

     A. All floors to be prepared in strict accordance with manufacturer’s recommendations for first quality installation.

     B. Flooring samples submitted to tenant for final approval. Selections from manufacturers standards.

B-1-1

     C. Typical carpets to be 26 oz level loop Bigelow: New Basics or equal direct glue down throughout.

     D. Vinyl floors located in “wet” rooms, pantries, kitchens, lunchroom, storage rooms or closets, telecom rooms etc. Vinyl to be Armstrong Excelon or approved equal.

     E. Vinyl base to be installed at all carpet and vinyl areas manufactured by Roppe or approved equal.

IV. WALL FINISHES

     A. All drywall/block walls to receive 2 coats (1 primer and 1 paint) of flat latex wall paint, MAB or equivalent.

     B. All trim and hollow metal doorframes to receive 2 coats of Alkyd enamel, semi-gloss by MAB or equivalent.

     C. Doors to be either factory or field stained, or field painted with similar paint trim.

V. CEILINGS

     A. All ceilings to be 2x4 acoustical ceiling one directional-fissured tile with 15/16” “tee” grid unless otherwise noted. Located all areas unless otherwise noted.

VI. MINI BLINDS

     A. Furnish and install 1” horizontal mini blinds on all exterior windows.

VII. MILLWORK / CASEWORK

     A. Furnish and install a maximum of 6 LF of plastic laminate base cabinets with counter top and back splash at pantries.

     B. Furnish and install paint grade shelf and rod at each coat closet.

VIII. FIRE PROTECTION

     A. Provide one each 10 lb. ABC fire extinguisher with cabinet per 4000 SF or as required to meet local code, and at kitchen/pantries.

     B. Furnish and install branch and distribution sprinkler piping from base building mains. Size piping based on hydraulic calculations or pipe schedule if applicable.

     C. Provide semi recessed sprinkler heads spaced to meet building requirement coverage.

     D. Furnish and install tampers and flows switch, as required by code.

B-1-2

IX. HVAC

     A. Furnish and install ductwork, flex, and diffusers from base building risers and drops for all tenant areas.

     B. Provide additional digital programmable thermostats for zones added by tenant design.

     C. Install two (2) Airpac CoolIT portable A/C units in the Lab/Computer Room area (One (1) CoolIT 2600 series unit and 1 3000 series unit).

Provide ducting to pipe out the hot air, sufficient air flow for return fresh air and drainage lines for the condensate pumps.

Provide a 220 Volt line for the 3000 series unit, and a 110 Volt line for the 2600 series unit.

X. ELECTRICAL SYSTEM

     A. Provide electrical circuiting, switching, and lighting documents for review by tenant.

     B. All installation per local code and the most recent update of the NEC.

     C. Lighting to be 3 tube 2x4 deep cell parabolic fixtures with electronic ballast and T-8 lamps. All fit-up areas, 1 fixture per 80 sq. ft.

     D. Typical workstation to have 2 - 20 amp circuits per 4 workstations fed through walls, column or power pole.

     E. Outlets to be provided as follows:

  Private office: 2 standard 20 amp duplex outlets (except that 3 such outlets will be installed in the CEO office).
  Meeting/Conference rooms: 1 standard 20 amp duplex each wall.
  Lunch room: Receptacles as required for refrigerator, microwave, and coffee maker. GFI outlet at counter facility.
  General corridors/ Public Space: 1 standard 20-amp duplex spaced at a maximum distance of 40’ or as required by local code.

     F. TeleData: All teledata work is to be provided by tenant. Tenants telecom contractor to provide any fire backboard required. (Fire rated)

     G. Provide additional fire alarm devices as required by the fit-out to meet the requirements of local code, NFPA, BOCA and ADA. Same system will be utilized as the base building system.

     H. Security: by tenant.

B-1-3

EXHIBIT “C”

BUILDING RULES AND REGULATIONS

     1. The sidewalks, entryways, passages, corridors, stairways and elevators shall not be obstructed by any of the tenants, their employees or agents, or used by them for purposes other than ingress or egress to and from their respective suites. All safes or other heavy articles shall be carried up or into the leased premises only at such times and in such manner as shall be prescribed by the Landlord and the Landlord shall in all cases have the right to specify a maximum weight and proper position or location of any such safe or other heavy article. The Tenant shall pay for any damage done to the Building by taking in or removing any safe or from overloading any floor in any way. The Tenant shall pay for the cost of repairing or restoring any part of the Building, which shall be defaced or injured by a tenant, its agents or employees.

     2. Each Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the leased premises for the tenant to Landlord for Landlord’s approval and supervision before performance of any contractual service. This provision shall apply to all work performed in the Building, including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

     3. No, sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall first be designated by Landlord; there shall be no obligation or duty on Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building except as specified in a tenant’s lease. Signs on or adjacent to doors shall be in color, size and style approved by Landlord, the cost to be paid by the tenants. Landlord will provide a directory in a conspicuous place, with the names of tenants, Landlord will make any necessary revision in this within a reasonable time after notice from the tenant of an error or of a change making revision necessary. No furniture shall be placed in front of the Building or in any lobby or corridor without written consent of Landlord.

     4. No tenant shall do or permit anything to be done in its leased premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or on property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the laws relating to fire prevention and safety, or with any regulations of the fire department, or with any rules or ordinances of any Board of Health or other governing bodies having jurisdiction over the Building.

     5. The janitor of the Building may at all times keep a pass-key, and said janitor and other agents of the Landlord shall at all times, be allowed admittance to the leased premises for purposes permitted in Tenant’s lease.

     6. No additional locks shall be placed upon any doors without the written consent of the Landlord, except Tenant may place a lock on Tenant’s server room without first obtaining Landlord’s written consent. All necessary keys shall be furnished by the Landlord, and the same shall be surrendered upon the termination of this Lease, and the Tenant shall then give the Landlord or its agents explanation of the combination of all locks upon the doors of vaults.

C-1

     7. The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse or abuse by a tenant or its agents, employees or invitees, shall be borne by the Tenant.

     8. No person shall disturb the occupants of the Building by the use of any musical instruments; the making or transmittal of noises which are audible outside the leased premises, the making of odors which are apparent outside the leased premises, or any unreasonable use. No dogs or other animals or pets of any kind will be allowed in the Building.

     9. Nothing shall be thrown out of the windows of the Building or down the stairways or other passages.

     10. Tenants shall not be permitted to use or to keep in the Building any kerosene, camphene, burning fluid or other illuminating materials.

     11. If any tenant desires telegraphic, telephonic or other electric connections, Landlord or its agents will direct the electricians as to what and how the wires may be introduced, and without such directions no boring or cutting for wires will be permitted.

     12. If a tenant desires shades (other than those provided by Landlord), they must be of such shape, color, materials and make as shall be prescribed by Landlord. No outside awning shall be permitted.

     13. No portion of the Building shall be used for the purposes of lodging rooms or for any immoral or unlawful purposes.

     14. No tenant shall store anything outside the Building or in any common areas in the Building.

     15. All vending machines (other than up to two (2) vending machine for on-Premises consumption) and/or services dispensing food or snacks require Landlord’s prior approval.

C-2

EXHIBIT “D”

SPECIFICATIONS FOR JANITORIAL SERVICES

A. Daily: The following services are to be performed on a daily basis (Monday through Friday, except for legal holidays, unless otherwise provided herein):

     1. Empty all trash containers, wastebaskets and recycling containers, including all exterior trash containers

     2. Damp wipe all areas of desk and credenza tops, file cabinets, counters, sills and ledges. Dust under all desk equipment and telephone and replace same. Clean and disinfect telephone equipment.

     3. Dust mop all hard surface flooring and remove debris or dust buildup from corners. Damp mop cove base and any areas where spillage may have occurred.

     4. Vacuum all carpeted areas and remove spots from carpet and mats. Remove gum, tar, etc. adhering to floor.

     5. Vacuum entrance mats and runners.

     6. Remove finger marks and smudges from all doors, frames, walls, partitions, switch plates and

     7. Wash and squeegee clean all side lights to offices and all glass doors.

     8. Damp wipe the framework and ledges at all entrance ways. Dust picture frames, baseboards, and wall hangings as needed.

     9. Special attention is to be paid to all common areas such as lobbies, reception areas and conference areas to maintain superior quality of appearance.

     10. Trash and debris is to be removed to a dumpster area so designated at the site, secured in heavy-duty plastic bags. Trash bags are to be placed in a cart to be taken to dumpster. Trash bags are not to be put in elevator unless they are in a cart. Nothing in tenant space is to be thrown away unless in a wastebasket or specifically marked trash.

     11. Wipe down all vinyl floor mats as needed.

     12. Clean elevator thresholds nightly, certificate holder and panels.

     13. Clean, sanitize and polish all drinking fountains.

     14. Wipe down all tenant and building doors to remove fingerprints and soil.

     15. Cleaning and disinfecting of lavatories.

          (a) Empty all waste containers and replace bags inside containers (plastic liners purchased specifically for recessed stainless containers, shall remain in containers after trash is removed.

          (b) Sweep and/or damp mop floors.

          (c) Fill and maintain all toilet tissue, soap and towel dispensers, personal seat dispensers and sanitary protection dispensers. Sanifresh gentle lotion cleaner or liquid soap, napkin receptacle, trash can liners, personal seat covers.

          (d) Disinfect all fixtures and disposals.

          (e) Thoroughly clean and disinfect all sinks, bowls and urinals. Pour water down floor drains on each floor.

          (f) Clean all counter tops and cosmetic shelves.

          (g) Clean and polish all mirrors and chrome fixtures.

          (h) Damp mop floor (including the cafeteria) with disinfecting solution including tile baseboards, pay special attention to corners and under urinals.

          (i) Clean and polish outside of all waste containers.

          (j) Wipe down entrance doors and signage.

          (k) Wipe down wall tile as needed.

          (l) High dust all partitions and low dust baseboards.

          (m) Clean and disinfect all sanitary disposal units.

     16. As needed basis:

          High dust all horizontal and vertical surfaces not reached daily.

     17. Turn off all lights and secure all designated interior doors and all exterior entrances upon completion of work assignments according to the security procedures as to each tenants individual security system. Supervisor should check all doors at the end of each evening to ensure they are secure.

     18. All dumpster areas are to be kept clean.

     19. Areas provided for storage of janitorial supplies and equipment to be kept orderly and clean at all times.

B. Weekly

     20. Maintain marble surfaces with Multi-Seal as per manufacturer’s specifications.

     21. Maintain all types of flooring as per manufacturer’s specifications.

     22. Sweep entrance to building.

     23. Dust tops of cubicle furniture.

C. Monthly

     24. All lights lenses and air diffusers are to be cleaned the first Friday of each month.

     25. Damp wash diffusers, vents, grills and light lenses that are soiled.

     26. Dust venetian blinds and window frames (every other month).

D. Quarterly

     27. Strip and wax all VCT tile in all tenant and common areas.

     28. Perform maintenance to all types of flooring as per manufacturer’s specifications.

E. Semi-Annually

     29. Damp wipe venetian blinds.

F. Performance of Extra Janitorial Services

     Performance of any extra work over and above the scope of the contract will be done only by written authorization by Landlord. Invoicing for same will be separate from regular invoicing. A purchase order must be obtained prior to performing work. If a purchase order is not obtained prior to work being performed, Landlord will not be responsible for the cost of same.

     Extras shall include cleaning services and trash removal to be provided on Saturdays and Sundays or related Tenant’s activities on weekends (e.g., cleaning the Premises prior to commencement of business on Mondays). In the event Tenant requires such services, Tenant shall provide a written request to Landlord therefor and Tenant shall promptly pay Landlord, upon presentation of a bill or bills therefor, for the cost of such additional services.

G. Tenant’s Right to Hire Additional Help

     Provided that no undue interference is caused to Landlord’s Contractor, Tenant shall have the right, as its sole cost and expense, with prior written approval by Landlord, to hire additional service for the cleaning of the premises. All labor, supervision equipment, and cleaning supplies required for the proper performance of this work, unless otherwise specified, is to be furnished by a contractor of Tenant’s choice. Contractor must provide Landlord with adequate insurance coverages.

EXHIBIT “E”

APPRAISAL PROVISIONS

     If Tenant shall serve upon Landlord, within the time and in the manner required under the Lease, a Renewal Appraisal Notice, then the Renewal Term Annual Base Rent shall be determined by appraisal in accordance with the following:

     1. Tenant, by designation in the Renewal Appraisal Notice, shall appoint an appraiser in compliance with Paragraph 6 below (“Tenant’s Appraiser”). Landlord or Tenant shall furnish to Tenant’s Appraiser a copy of the Initial Renewal Rent Notice. Within thirty (30) days after the date of Landlord’s receipt of the Renewal Appraisal Notice, Tenant shall deliver to Landlord the written good-faith determination of Tenant’s Appraiser of the Renewal Fair Market Annual Base Rent (“Tenant’s Renewal Rent Determination”), based upon the parameters set forth in Section 34(c) of the Lease. If Tenant fails to deliver to Landlord Tenant’s Renewal Rent Determination before the expiration of such thirty (30) day period, then Tenant and Landlord shall be conclusively deemed to have agreed to Landlord’s Renewal Rent Determination, and the Renewal Term Annual Base Rent shall equal the Renewal Term Annual Base Rent set forth in Landlord’s Renewal Rent Determination.

     2. Provided Landlord has received Tenant’s Renewal Rent Determination within the time set forth in Paragraph 1 above, Landlord and Tenant’s Appraiser, within fifteen (15) days after Landlord’s receipt of the Tenant’s Renewal Rent Determination, shall jointly appoint a mutually agreeable second appraiser in accordance with Paragraph 6 below who shall be impartial (herein called the “Final Appraiser”) and notify Tenant thereof. If Landlord and Tenant’s Appraiser fail to agree upon and appoint the Final Appraiser within such 15-day period, then either Landlord or Tenant may request that the American Arbitration Association (“AAA”) appoint the Final Appraiser within ten (10) days after such request, and both parties shall be bound by any appointment so made within such 10-day period. If the Final Appraiser shall not have been appointed within such 10-day period, then either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The Final Appraiser shall subscribe and swear to an oath to fairly and impartially perform his duties hereunder.

     3. Within fifteen (15) days after the appointment of the Final Appraiser, Landlord shall submit a copy of the Initial Renewal Rent Notice to the Final Appraiser, and Tenant shall submit a copy of Tenant’s Renewal Rent Determination to the Final Appraiser. If either Landlord or Tenant shall fail to submit such materials in accordance with the provisions of this Paragraph 3 of this Exhibit “E”, then the Final Appraiser shall notify any party which failed to submit its required materials of its failure (which notice shall refer specifically to this Paragraph 3 of this Exhibit “E”), and if, in such event, the failing party does not, within a period of ten (10) days after its receipt of such notice, submit its required materials, then (i) if Tenant failed to so submit its required materials, the Renewal Term Annual Base Rent shall be the amount thereof set forth in Landlord’s Renewal Rent Determination, or (ii) if Landlord failed to so submit its required materials, the Renewal Term Annual Base Rent shall be determined using the Renewal Fair Market Annual Base Rent set forth in Tenant’s Renewal Rent Determination, and any such determination shall be conclusive and binding upon both Landlord and Tenant.

E-1

     4. If both Landlord and Tenant submit their respective required materials in accordance with the provisions of Paragraph 3 of this Exhibit “E”, then the Final Appraiser, within twenty (20) days after its receipt of both sets of required materials, shall select which of Landlord’s Renewal Rent Determination or Tenant’s Renewal Rent Determination, in his opinion, more accurately reflects the Renewal Fair Market Annual Base Rent, and shall notify Landlord and Tenant of such selection in writing. The Renewal Fair Market Annual Base Rent set forth in the selected Fair Market Determination shall be used to determine the Renewal Term Annual Base Rent, and such determination shall be conclusive and binding upon both Landlord and Tenant.

     5. The fees and expenses of any such appraisal process shall be borne by the parties equally, except that Landlord shall bear the expense, if any, of the Initial Renewal Rent Notice and Tenant shall bear the expense of Tenant’s Appraiser, and each party shall bear the expense of its attorneys and experts.

     6. The Final Appraiser shall be a disinterested person who shall be a member of the “MAI” society of appraisers and shall have had of at least ten (10) years experience as a real estate appraiser in the State of New Jersey in leasing and valuation of first-class commercial office real estate properties in the “Hamilton, New Jersey” office market.

     7. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the Renewal Fair Market Annual Base Rent shall be based solely on the definition thereof as set forth in Section 34(c) of the Lease, including the assumptions and criteria set forth in such definitions. The appraisers shall not have the power to add to, modify or change any such definitions or any other provisions of the Lease, and the jurisdiction of the appraisers is accordingly limited.

E-2

EXHIBIT “F”

PROHIBITED USE

The use of the Premises for the purposes specified in Section 3.1 of this Lease shall not in any event be deemed to include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for:

     (a) sale at retail of any products or materials;

     (b) the conduct of a public auction of any kind;

     (c) the conduct of a bank, trust company, savings bank, safe deposit, savings and loan association or bank or any branches of any of the foregoing or a loan company business;

     (d) the issuance and sale of traveler’s checks, foreign drafts, letters of credit, foreign exchange or domestic money order or the receipt of money for transmission;

     (e) an employment agency;

     (f) product display activities (such as those of a manufacturer’s representative);

     (g) offices or agencies of a foreign government or political subdivisions thereof;

     (h) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof;

F-1

     (i) offices of any public utility company, other than corporate, executive or legal staff offices;

     (j) data processing services rendered primarily to others than Tenant and which are not strictly ancillary to Tenant’s business;

     (k) health care or beauty professionals;

     (l) schools or other training or educational uses (other than those which are strictly ancillary to the Tenant’s business, such as training of Tenant’s personnel to be employed in the Building);

     (m) clerical support concerns rendering clerical support services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

     (n) reservation centers for airlines or for travel agencies;

     (o) broadcasting centers for communications firms, such as radio and television stations; or

     (p) any other use or purpose which, in the reasonable judgment of Landlord, is not in keeping with the character and dignity of the Building.

F-2

EXHIBIT “G”

ALTERATIONS RULES AND REGULATIONS

     A. Prior to Commencing Construction

     1. Plans. Submit plans and specifications (or other descriptions reasonably acceptable to Landlord) of the proposed Alterations to Landlord for its review and written approval. If Landlord raises any issues as a result of its review of the submitted plans and specifications, these issues must be resolved to Landlord's reasonable satisfaction. Alterations to structural components of the Building shall be reviewed and approved in Landlord's sole and absolute discretion and non-structural changes shall be approved at Landlord's discretion, which shall not be unreasonably withheld, conditioned or delayed. Once approved, no changes, amendments or additions to the plans and specifications may be made without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

     2. Contractors. The general contractor, contractors and subcontractors selected by Tenant must be approved by Landlord; such approval shall not be unreasonably withheld, conditioned or delayed. To the extent permitted by applicable Legal Requirements, provisions must be made for all contractors, laborers and materialmen to provide written lien waivers related to the approved Alterations.

     3. Insurance. The general contractor, contractors and subcontractors selected by Tenant must provide certificates of insurance evidencing the coverage shown below prior to beginning any work on the approved Alterations. This coverage must be maintained in full force and effect until such time as the approved Alterations are fully completed. Any delay by Tenant in causing these certificates to be provided will result in a delay in the commencement of the approved Alterations.

     4. Permits. Tenant must obtain all required permits ("Permits") and furnish copies thereof to Landlord.

     5. Coordination. Tenant shall contact Landlord's Property Manager to arrange a pre-construction meeting and walk-through with the Tenant's contractor. During this walk-through these Rules and Regulations, hours of operation and access will be reviewed and areas of the Building (e.g. lobby floors and walls, elevators, electrical closets and doors) will be inspected. These areas will be inspected after completion of the approved Alterations to determine whether or not any damage has occurred thereto. Any damage will be repaired to Landlord's reasonable satisfaction.

     B. During Construction.

     1. Compliance. All work on the approved Alterations shall, at all times, comply with laws, rules, orders and regulations of all applicable governmental authorities and insurance bodies and the Permits.

     2. Schedule. If requested, construction work schedules must be filed with Landlord's Property Manager. Contractors must check in each day with the designated Building engineer. Landlord's Property Manager must be notified, in writing, of the names of any persons working on the approved Alterations who may be working in the Building after the normal business hours.

     3. Coordination. Twenty-four (24) hour advance written notice must be provided to Landlord's Property Manager:

          (a) before commencing any and all work which may cause disruption to other tenants or interruption to the Building's systems and Landlord's Property Manager may require that work deemed inappropriate to be conducted during normal business hours be done after hours; or,

          (b) if access to utility rooms or the roof will be necessary (anyone on the roof must be escorted by property management at all times); or,

          (c) if the fire panel is to be taken out of service; or,

          (d) if there is to be any interruption to any Building system or utility; or,

          (e) if cranes are to be placed on the property; or,

          (f) if a window is to be removed for the delivery of drywall or any other large item; or,

          (g) if there is to be a delivery after normal business hours.

     4. Material Delivery and Storage. All deliveries are to come through the loading and service areas of the Building. All construction materials, tools and trash are to be transferred to and from the construction floor via the freight elevator or stairs. At no time may the passenger elevators be used to move materials, tools or trash. Tenant and its contractor shall be responsible for (i) protecting the freight elevator to the satisfaction of Landlord's Property Manager, and (ii) observing the load limits for the freight elevator and (iii) any damages due to improper use or overloading of the freight elevator. Use of the freight elevator shall be scheduled in advance with the security guard and the contractor may be required to share the freight elevator with the cleaning crew. Materials must be immediately placed in Tenant's leased premises and may not be stored in any of the Building's Public Areas.

     5. Damage. Tenant and its contractors shall be responsible for any damage to the Building or the Building's systems caused by or arising out of the making of the approved Alterations and shall promptly repair it to the reasonable satisfaction of Landlord. Precautions to minimize damage to the Public Areas of the Building should be taken, including protection of doors, carpets, elevator cabs and hallways. Masonite must be placed on the floors of any public corridor to protect the floor covering. In Public Areas with carpeting, the floor protection is to be removed and the carpet vacuumed daily. If the approved Alteration will involve drywall sanding or other dust producing activities, all air and smoke detectors must be covered during drywall sanding or other dust producing activities. Tenant's contractor must provide sufficient fire extinguishers at all times.

     6. Trash. Regular Building dumpsters are not to be used for construction debris without the prior approval of property management. Tenant and its contractor(s) are responsible for ensuring that all trash is placed properly within a separate construction dumpster and for clearing, on a daily basis, the public areas and exterior of the Building of all chutes are to be approved by property management prior to beginning the approved Alterations. The dumpster shall be placed on plywood to protect any travel/parking areas.

     7. Miscellaneous. Landlord shall designate parking areas available for contractors. No vehicles of any contractor or subcontractor are to block service areas or any dumpster at any time. There is to be no smoking in the Building and the volume of all radios shall be kept at a level that will not be audible to other tenants in the Building. No contractor or subcontractor may display any signage on the Building, in the public areas or on any of the window glass without the prior written consent of Landlord's Property Manager.

     C. After Completion

     1. Coordination. A re-inspection of the lobby floor and walls, doors, electrical closets and any other areas impacted by the approved Alterations shall be made by Landlord's Property Manager to determine whether any construction damage has occurred or any clean-up is required.

     2. Plans. Tenant shall provide Landlord with:

          (a) one (1) reproducible mylar and two (2) blueprints of the as-built architectural, plumbing, electrical and mechanical condition of the leased premises each signed and stamped by a licensed architect or engineer; and,

          (b) complete specifications for the approved Alterations, including shop drawings and cut sheets for all new equipment and a detailed description of all finishes actually installed; and,

          (c) two (2) copies of operations and maintenance information for all new equipment and an air balance report in a format reasonably acceptable to Landlord.

     3. Permits. Landlord will obtain a temporary or final Certificate of Occupancy from the applicable governmental authority and will provide Tenant with a copy thereof.

     4. Contractor. To the extent permitted by applicable Legal Requirements, a final waiver and release of liens shall be provided from the general contractor and major subcontractors upon completion of the approved Alterations.

MINIMUM REQUIRED INSURANCE FOR CONTRACTORS AND SUBCONTRACTORS

General Liability (Occurrence Form)		Additional Named Insureds
$2,000,000	General Aggregate	240 Princeton TCI Associates, L.L.C.
$1.000,000	Products/Completed Operations Aggregate
$1,000,000	Personal and Advertising Injury
$1,000,000	Each Occurrence	Certificate Holder
$ 500,000	Fire Damage	240 Princeton TCI Associates, L.L.C.
$ 5,000	Medical Expense	c/o Meritage Properties
2 Overhill Road, Suite 425
Scarsdale, NY 10583

Automobile Liability (Owned, Non-Owned & Hired)
$1,000,000	Each Occurrence	Notice of Cancellation
Certificate must provide that such insurance shall not be cancelled or modified without at least 30 days written notice to each named insured

Umbrella Liability
$2,000,000        Each Occurrence

Worker=s Compensation
Statutory Limits

Large or complex approved Alterations may require that the contractors provide insurance in excess of these minimum required levels.